As filed with the Securities and Exchange Commission on May 13, 2011

Registration No. 333-169968

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA ELECTRONICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0273	98-0550385
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 3, Binhe District, Longhe East Road, Lu’an City
 Anhui Province, PRC 237000
011-86-564-3224888
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

China Electronics Holdings, Inc.
c/o China Financial Services, Inc.
 87 Dennis Street
Garden City Park, NY 11040
(212) 240-0707

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Evan L. Greebel, Esq.
Howard S. Jacobs, Esq.
Yue Cao, Esq.
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
(212) 940-8800

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐__________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐_________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐__________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (5)

Common Stock, par value $.0001 per share	2,468,059
Common Stock, par value $.0001 per share, underlying Series A Warrants	183,999	(2)
Common Stock, par value $.0001 per share, underlying Series B Warrants	183,999	(3)
Common Stock, par value $.0001 per share, underlying Series E Warrants	585,453	(4)

Total	3,421,510

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of shares of Common Stock underlying three year Series A warrants to purchase an aggregate of 183,999 shares of Common Stock with an exercise price of $2.19 per share.

(3)	Consists of shares of Common Stock underlying three year Series B warrants to purchase an aggregate of 183,999 shares of Common Stock with an exercise price of $2.63 per share.

(4)	Consists of shares of Common Stock underlying five year Series E warrants to purchase an aggregate of 585,453 shares of Common Stock with an exercise price of $0.25 per share.

(5)	$1,711 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

3,421,510 Shares of Common Stock

CHINA ELECTRONICS HOLDINGS, INC.

Common Stock

PROSPECTUS

__________, 2011

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED MAY 13, 2011

PRELIMINARY PROSPECTUS

3,421,510 Shares

China Electronics Holdings, Inc.

Common Stock

This prospectus relates to the resale by the Selling Stockholders of up to 3,421,510 shares of our Common Stock, $.0001 par value (“Common Stock”), including an aggregate of  495,588 shares issued to 5 Selling Stockholders pursuant to or in connection with a Share Exchange Agreement dated as of July 9, 2010 (the “Share Exchange Agreement”), an aggregate of 953,451 shares of common stock issuable to 5 Selling Stockholders upon exercise of warrants to purchase our Common Stock issued pursuant to the Share Exchange Agreement, an aggregate of 1,122,641 shares of our Common Stock issued to 106 Selling Stockholders in a series of private placements (individually, a “Private Placement” and collectively the “Private Placements”) pursuant to Subscription Agreements dated between July 9, 2010 and August 17, 2010 (the “Purchase Agreement”), and an aggregate of 849,830 shares of our Common Stock issued to 4 Selling Stockholders pursuant to the Share Exchange Agreement.

All of such shares may be sold by the Selling Stockholders. It is anticipated that the Selling Stockholders will sell these shares of Common Stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution”). We will not receive any proceeds from the sales by the Selling Stockholders.  Under the terms of the warrants, cashless exercise is permitted in certain circumstances. We will not receive any proceeds from any cashless exercise of the warrants, but will receive the exercise price of warrants exercised on a cash basis. If all of the warrants covered by this prospectus are exercised for cash, the Company would receive aggregate gross proceeds of $1,033,238.  We will pay all of the registration expenses incurred in connection with this offering, but the Selling Stockholders will pay any selling commissions, brokerage fees and related expenses.

There is a limited market for our Common Stock. The shares are being offered by the Selling Stockholders in anticipation of the continued development of a secondary trading market in our Common Stock. We cannot give you any assurance that an active trading market for our Common Stock will develop, or if an active market does develop, that it will continue.

Our Common Stock is quoted on OTCQB and trades under the symbol CEHD.QB.  On May 6, 2011, the closing sale price of our Common Stock was $1.70 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2011

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer or sell these securities. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made.  If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the underwriter, and neither we nor the underwriter accept any liability in relation thereto.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.  Unless the context otherwise requires, the "Company", "we," "us," and "our," refer to (i) China Electronics Holdings, Inc., a Nevada corporation (“China Electronics”), (ii) China Electronic Holdings, Inc., a Delaware corporation (“CEH Delaware”), and (iii) Lu’an Guoying Electronic Sales Co., Ltd., a wholly foreign enterprise (“WOFE”), under the laws of the People’s Republic of China (“Guoying”).

Overview

We are a significant retailer of consumer electronics and appliances in certain rural markets in the People’s Republic of China (the “PRC” or “China”).  Our retail stores operate under the Guoying brand name. Such stores include locations that are owned and operated by us as well as locations that we exclusively franchise pursuant to cooperation agreements that franchisees sign with us.  Both our Company-owned stores and our exclusive franchise stores only sell merchandise that we provide to them as their exclusive wholesaler, and such merchandise includes Guoying branded products as well as products from major wholesalers such as Sony, Samsung and LG.  In addition to our Company-owned stores and our exclusive franchise stores, we provide Guoying branded merchandise as a wholesaler or distributor to other stores with which we are a non-exclusive wholesaler of consumer electronics and appliances.

As of December 31, 2010:

•	We were the exclusive wholesaler to 486 exclusive franchise stores operating under the Guoying brand name;

•	We provided Guoying branded merchandise as well as merchandise from well known companies including Sony, Samsung and LG to 715 non-exclusive stores; and

•	We owned 3 stores all of which operate in Lu’An City, Anhui Province, that operate under the Guoying brand name and to which we are the exclusive wholesaler and distributor.

As of December 31, 2010, we provided merchandise to 1,204 stores located in Anhui, Henan and Hubei provinces.

We are the world-wide exclusive distributor for Guoying branded merchandise, which currently includes refrigerators and in the future will include consumer LED products.  We are also the exclusive wholesaler in the Lu’an area for products under the brand names, Sony, LG, Samsung, Shanghai Shangling, Chigo, Huayang and Huangming.  Guoying is the general sales agency of Sino-Japan Sanyo electronic products, such as Sanyo televisions, air conditioners, washing machines and micro-wave ovens.  Currently, 30% of our products are supplied to us by large distributors, mainly under the brand names Samsung and LG. Guoying has partnered with Huangming and Huayang, the two largest manufacturers of solar thermal products in China, to be their exclusive retail outlet in Lu’an. Some of their energy efficient, “green” products include solar thermal water heaters, solar panels (photovoltaic) and energy saving glass.

In the years ended December 31, 2009 and 2010, we generated net revenues of approximately $47.7 million and approximately $114.2 million, respectively, and net income attributable to us of approximately $9.8 million and approximately $13.2 million, respectively.  In the years ended December 31, 2009 and 2010, we generated net revenues derived from our exclusive franchise business of approximately $29.4 million and approximately $35.1 million respectively, representing 61.6% and 30.1% of our total net revenues, net revenues derived from our non-exclusive stores of approximately $17.6 million and approximately $44.6 million, representing 36.9% and 39.1%, respectively, of our total revenues and net revenues derived from our company-owned stores of approximately $724 thousand and approximately $33.8 million, representing 1.5% and 29.6%, respectively, of our total revenues.

Industry

According to the 2010 PRC Census. more than 50% of China’s population resides in rural areas of China and rural purchasers are the largest consumer group in China. After many years of economic reforms, the average income of people living in China’s rural areas has gradually increased, and according to the National Bureau of Statistics of China, the per capita net income of rural residents increased 10.9% in 2010. Based on this increase in average income, we believe that such area has significant growth potential, and it does not appear that many of the urban chains have expanded into the rural communities.

First, according to information published by China Economic News dated December 9, 2010, the central government has increased the income of the rural population by reducing the amount of taxes paid by farmers.  As a result of this increase in income, such people have more disposable income for discretionary spending.

Second, the Chinese government has initiated a rural home appliance and electronics rebate program, called the “Rural Consumer Electronics” plan. This plan (a) provides that the maximum sales price of electronics is fixed at a price which is usually equal to the market price of the same products in urban areas and (b) grants rural consumers a 13% rebate from the government on their purchases of electronics.

Third, the current consumer electronics and appliances markets in big PRC cities like Beijing, Shanghai, and Shenzhen are already saturated by electronics stores, which results in limited margins. While we have some competitors in the rural markets, we believe that the retail chains that exist in larger cities have not established any significant name recognition in the rural markets.  Therefore, we believe that such stores’ success in larger cities will not necessarily result in success in the rural areas where we operate.  We believe that significant opportunity remains due to the increased per capita income of rural residents.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors and enable us to maintain a leading position as a rural retailer and wholesale distributor of electronics and consumer appliances in China:

•	We are the exclusive wholesaler in the Lu’an area for products under the brand name Sony, LG and Samsung;

•	We are a rural based business and we understand the preferences of a rural customer; and

•	We are the exclusive retail seller in the Lu’an area for Huangming and Huayang, each are well-regarded PRC companies that manufacture solar-powered products for consumer usage.

Our Strategy

Our goal is to become the dominant rural retailer and wholesale distributor of electronics and consumer appliances in China.  The principal components of the business strategy we plan to implement to attain our goals include the following:

•	Develop New Exclusive Franchise Stores;

•	Develop New Company-Owned Stores;

•	Develop New Non-Exclusive Stores;

•	Be the Exclusive Rural Distributor for Well-Known Electronic and Consumer Appliance Manufactures; and

•	Develop an LED Wholesale and Manufacturing Business.

We anticipate funding our growth strategy primarily from our working capital and below is a summary of approximately how much we anticipate spending in order to achieve our growth strategies:

Growth Strategies	Approximate Expenditures	Timing

Develop new exclusive franchise stores	$0.6 million	Ongoing

Develop new company-owned stores	$3.4 million	Ongoing

Develop new non-exclusive stores	$1.7 million	Ongoing

Develop additional OEM contracts	$2.8 million	Ongoing

Develop LED manufacturing business	$8 million	Construction completed by 12/31/11 Commence manufacturing by 7/31/12

Risks and Challenges

We believe that the following are some of the major risks and uncertainties that may materially and adversely affect our business, financial condition, results of operations and prospects:

•	Poor performance or sales by our exclusive franchise stores or non-exclusive stores;

•	Our dependence on a limited number of suppliers for our wholesale business;

•	Our ability to manage the growth and expansion of our operations;

•	Demand for electronics and consumer appliances in China may not continue to grow;

•	Our ability to develop new exclusive franchise stores; and

•	Adverse changes in the Chinese economy.

See “Risk Factors” on the beginning of page 8 and other information contained in this prospectus for a detailed discussion of these risks and uncertainties.

Our Corporate Structure

Our current structure is set forth in the diagram below:

Company Information

Our principal executive offices are located at Building 3, Binhe District, Longhe East Road, Lu’an City, Anhui Province, PRC 237000, and our telephone number is 011-86-564-3224888.

THE OFFERING

Between three months and 2 ½ years prior to the consummation of the Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”), CEH Delaware sold shares of common stock and warrants to investors in transactions pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.  On July 15, 2010 we consummated the Share Exchange Agreement with certain Selling Stockholders. Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 former stockholders of our subsidiary, CEH Delaware, transferred to us 100% of the outstanding shares of common stock and preferred stock of CEH Delaware and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock and warrants to purchase an aggregate of 1,628,572 shares of our Common Stock.  CEH Delaware’s outstanding Series A warrants were exchanged on a one-for-one basis for Series A warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.19 per share.  CEH Delaware’s outstanding Series B warrants were exchanged on a one-for-one basis for Series B warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.63 per share.  CEH Delaware’s outstanding $1.00 warrants were exchanged on a one-for-one basis for Series E warrants of the Company to purchase an aggregate of 1,000,000 shares of Common Stock, with an exercise price of $0.25 per share.  Pursuant to the terms of the Series A, B and E warrants, the Company is required to register as many shares as permitted of Common Stock issuable upon the exercise of the warrants.

On July 15, 2010 we also consummated a Private Placement made pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”) with certain of the Selling Stockholders, pursuant to which we sold units (the “Units”) to such Selling Stockholders.  Each Unit consists of four shares of our Common Stock, a warrant to purchase one share of Common Stock at an exercise price of $3.70 per share (a “Series C Warrant”) and a warrant  to purchase one share of Common Stock at an exercise price of $4.75 per share (a “Series D Warrant”).  Additional Private Placements were consummated on July 26, 2010 and August 17, 2010. The aggregate gross proceeds for the sale of the Units was $5,251,548 and in such Private Placements, an aggregate of (a) 1,989,211 shares of our Common Stock, (b) Series C Warrants to purchase an aggregate of 499,403 shares of our Common Stock and (c) Series D Warrants to purchase an aggregate of 499,403 shares of our Common Stock was sold.  Pursuant to Section 9(d) of the Purchase Agreement, the Company is required to register all of the shares of Common Stock and shares of Common Stock underlying the warrants that were issued in the Private Placement.  Under Section 8 of the warrants issued by the Company, as many shares as permitted of Common Stock issuable upon exercise of the warrants are required to be registered pursuant to Section 9(d) of the Purchase Agreement.

The below table sets forth gross proceeds paid to the Company in the Private Placements, fees paid by the Company in connection with the Private Placements and the resulting net proceeds to the Company:

Gross Proceeds	Fees		Net Proceeds

$5,251,548	$525,155	(1)	$4,726,393

(1)           Represents an aggregate of success fees paid to Hunter Wise Securities, LLC and American Capital Partners, LLC in connection with the offering.  As additional consideration, Hunter Wise Securities, LLC received a Series F warrant to purchase 31,429 shares of Common Stock at an exercise price of $1.75 per share, a Series F warrant to purchase 94,329 shares of Common Stock at an exercise price of $2.64 per share and 180,000 shares of Common Stock.  American Capital Partners, LLC received a Series F warrant to purchase 104,592 shares of Common Stock at an exercise price of $2.64 per share.

This prospectus relates to the resale of the 3,421,510 shares of our Common Stock issued to the Selling Stockholders and issuable to the Selling Stockholders upon exercise of all of the warrants referred to in the preceding paragraphs.

Issuer	China Electronics Holdings, Inc.

Common Stock outstanding prior to the Offering	16,775,113 shares

Common Stock offered by the Selling Stockholders	3,421,510 shares

Total shares of Common Stock to be outstanding after the Offering assuming exercise of the Series A, B and E warrants registered on this Registration Statement	17,728,564 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock.

Our OTCQB Trading Symbol	CEHD.QB

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

The number of shares of our Common Stock that will be outstanding after this offering is based on 16,775,113 shares of our Common Stock outstanding as of May 5, 2011, and gives effect to the issuance of an aggregate of 953,451 shares of Common Stock to the Selling Stockholders upon exercise of the Series A, B and E warrants to purchase our Common Stock.  The number of shares of our Common Stock that will be outstanding after this offering does not include 130,286 shares of our Common Stock that are currently issuable upon exercise of our Series A warrants, 130,286 shares of our Common Stock that are currently issuable upon exercise of our Series B warrants, 499,403 shares of our Common Stock that are currently issuable upon exercise of our Series C warrants, 499,403 shares of our Common Stock that are currently issuable upon exercise of our Series D warrants, 414,547 shares of our Common Stock that are currently issuable upon exercise of our Series E warrants, 230,350 shares of Common Stock that are currently issuable upon exercise of our Series F warrants and 50,000 shares of Common Stock that are currently issuable upon exercise of our Series G warrants.    We are not required to register the shares of Common Stock issuable upon exercise of our Series F and Series G warrants at this time and we cannot estimate when or whether we will be required to register such shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data for the periods presented. You should read these tables together with the consolidated financial statements and related notes appearing at the end of this prospectus, as well as “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the fiscal years ended December 31, 2010 and 2009 from our audited consolidated financial statements included in this prospectus.  Our historical results are not necessarily indicative of the results to be expected in any future period.

	Fiscal year ended December 31, 2010	Fiscal year ended December 31, 2009
	(Audited)	(Audited)
Net Revenue	$114,171,446	$47,671,381

Cost of goods sold	94,910,780	37,766,469

Gross profit	19,260,667	9,904,912

Operating expenses:
Selling expense	4,041,199	47,838
General and administrative expenses	3,770,521	109,747
Total operating expenses	7,811,720	157,585

Net Operating income	11,448,947	9,747,327

Other income (expense):
Financial expense	2,908	-
Other income	1,834,144	(47)
Other expense	(46,510)	(1,953)
Total other income (expense)	1,790,543	(2,000)

Net income before income taxes	13,239,490	9,745,327

Income taxes	4,073	2,083
Net income	$13,235,416	$9,743,245

Foreign currency translation adjustment	1,076,580	5,981

Comprehensive income	$14,311,997	9,749,226

Earnings per share - basic	$1.23	$0.71
Earnings per share - diluted	$1.09	$0.71

Basic weighted average shares outstanding	10,717,191	13,785,902
Diluted weighted average shares outstanding	12,184,288	13,785,902

Balance Sheet Data:

	December 31, 2010	December 31, 2009
	(Audited)	(Audited)
Cash and cash equivalents	$1,226,101	$64,736
Trade accounts receivable, net	$3,274,616	$6,295,375
Advances to Suppliers	$993,941	$-
Inventories, net	$1,396,585	992,090
Property and equipment, net	$42,709	$11,733
Other receivables - Long term	$9,217,013	$12,831,849
Total assets	$37,749,874	$20,195,783
Total current liabilities	$2,210,196	$14,174,389

Total stockholders' equity	$35,539,678	$6,021,394
Total liabilities and stockholders’ equity	$37,749,874	$20,195,783

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our sales revenues are derived primarily from our exclusive franchise stores and non-exclusive stores, and should any of them perform poorly or cease purchasing wholesale merchandise from us, our sales results, revenues, net income, reputation and competitive position would suffer.

We sell most of our products through exclusive franchise stores and non-exclusive stores.  Though our sales persons visit the stores regularly, third party store managers make decisions about order quantities and are responsible for the daily operations of the stores. If factors either in or out of a store manager’s control cause harm to a store’s business, the store’s income could decrease, which would negatively impact our sales.  If an exclusive franchise store bearing our brand name performs poorly or is run improperly by such third party store managers, our reputation could be adversely affected.  Additionally, if a large number of exclusive franchise stores and non-exclusive franchise stores choose to cease purchasing products from us, we could experience a material decrease in revenues and net income.  There is no termination provision in, or expiration of the term of, the exclusive franchise agreements.

We depend heavily on large suppliers and if any of our largest suppliers cease to provide products to us, our business could be adversely affected.

All of the products purchased by the Company during the fiscal year ended December 31, 2010 were provided by twelve vendors, with three major vendors, Shandong Huangming, Jiangsu Huayang Solar Power Sales Co. and Ynagzhou Huiyin Co.,Ltd. accounting for 43.5%, 16.5% and 12.6% of our total purchases, respectively. All of the products purchased by the Company during the fiscal year ended December 31, 2009 were provided by seven vendors, with three major vendors, Shandong Huangming, Hier Hefei Ririshun Sales Co., and Jiangshu Huayang Solar Power Sales Co. accounting for 52.2%, 26.2% and 14.9% of our total purchases, respectively. If any of these vendors cease doing business with us, we will experience significant reductions in our sales and income.

We may not be able to effectively control and manage our growth, and a failure to do so could adversely affect our operations and financial condition.

We also plan to expand our company-owned stores and develop manufacturing capabilities for our new LED business. Planned expenditures for the stores and manufacturing capabilities are $8-10 million.  Even if we are able to secure the funds necessary to implement our growth strategies (of which there can be no assurance), we will face management, resource and other challenges in expanding our current facilities, integrating acquired assets or businesses with our own, and managing expanding product offerings. Failure to effectively deal with increased demands on our resources could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies. Other challenges involved with expansion, acquisitions and operation include:

•	unanticipated costs;
•	the diversion of management’s attention for unanticipated business concerns;
•	potential adverse effects on existing business relationships with suppliers and customers;
•	obtaining sufficient working capital to support expansion;
•	expanding our product offerings and maintaining the high quality of our products;
•	maintaining adequate control of our expenses and accounting systems;
•	successfully integrating any future acquisitions;

•
anticipating and adapting to changing conditions in the electronics retail industry, whether from changes in government regulations, mergers and acquisitions involving our competitors, technological developments or other economic, competitive or market dynamics; and

•	outsourcing the manufacture and production of our refrigerators to OEM manufacturers may not give us sufficient control over the quality of those products.

Even if we do experience increased sales due to expansion, there may be a lag between the time when the expenses associated with an expansion or acquisition are incurred and the time when we recognize such benefits, which would affect our earnings.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to do so, our ability to implement our business objectives could be limited. Difficulties with hiring, employee training and other labor issues could disrupt our operations.

Our operations depend on the work of our sales persons and other employees. We may not be able to retain those employees, successfully hire and train new employees or integrate new employees into the Company. Any such difficulties would reduce our operating efficiency and increase our costs of operations, and could harm our overall financial condition.

Our operations also depend in significant part upon the continued contributions of our key technical and senior management personnel, including Mr. Hailong Liu, and upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations.  If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them within a reasonable time, which could result in disruption of our business and an adverse effect on our financial condition and results of operations. None of our senior management personnel have signed employment agreements.  Significant turnover in our senior management could significantly deplete the institutional knowledge held by our existing senior management team.  We depend on the skills and abilities of these key employees in managing the technical, marketing and sales aspects of our business, which could be harmed by turnover in the future.  Competition for senior management and personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could limit our future growth and reduce the value of our common stock.

The consumer electronics and appliances retail industry in the PRC is competitive and, unless we are able to compete effectively with competitor retailers, our profits could suffer.

The consumer electronics and appliances retail industry in the PRC has become highly and increasingly competitive. Large national retailers such as Suning Appliance and Guomei Appliance have expanded, and local and regional competition has increased. Some of these companies have substantially greater financial, marketing, personnel and other resources than we do.

Our competitors could adapt more quickly to evolving consumer preferences or market trends, have greater success in their marketing efforts, control supply costs and operating expenses more effectively, or do a better job in formulating and executing expansion plans. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margins. Existing or new competitors could receive contracts for which we compete due to events and factors beyond our control, and expansion of large retailers into new locations may limit the locations into which we may profitably expand. To the extent that our competitors are able to take advantage of any of these factors, our competitive position and operating results may suffer.

Because we face intense competition, we must anticipate and quickly respond to changing consumer demands more effectively than our competitors. In order to succeed in implementing our business plan, we must achieve and maintain favorable recognition of our private label brands (i.e. our Guoying branded products, company-owned stores and exclusive franchise stores operating under our brand name), effectively market our products to consumers, competitively price our products, and maintain and enhance a perception of value for consumers. We must also source and distribute our merchandise efficiently. Failure to accomplish these objectives could impair our ability to compete with larger retailers and could adversely affect our growth and profitability.

We do not maintain product liability insurance or business interruption insurance, and our property and equipment insurance does not cover the full value of our property and equipment.

We currently do not carry any product liability or other similar insurance or business interruption insurance. If product liability litigation becomes more commonplace in the PRC, we could be exposed to additional liability. Moreover, we may have increased product liability exposure as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

We may be required from time to time to recall products entirely or from specific markets or batches.  We do not maintain recall insurance. Additionally, our property and equipment insurance does not cover the full value of our property and equipment.  In the event we do experience product liability claims or a product recall, or suffer from a natural or other unexpected disaster, business or government litigation, or any uncovered risks of operation, our financial condition and business operations could be materially adversely affected.

As all of our operations and personnel are in the PRC, we may have difficulty establishing adequate western style management, legal and financial controls.

The PRC has not adopted a Western style of management and financial reporting concepts and practices. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result, we may experience difficulty in establishing accounting and financial controls, collecting financial data, budgeting, managing our funds and preparing financial statements, books and records and instituting business practices that meet Western standards.

We currently do not have accounting personnel that have adequate knowledge of U.S. generally accepted accounting principles.  Our lack of familiarity with Western practices generally and Section 404 specifically may unduly divert management’s time and resources, which could have a material adverse effect on our operating results. As a result of our lack of U.S. GAAP trained personnel and our lack of familiarity with U.S. GAAP, our internal control over financial reporting may be deficient. If material weaknesses in our internal controls over financial reporting are identified, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

RISKS RELATED TO DOING BUSINESS IN CHINA

The Company faces the risk that changes in the policies of the PRC government could have a significant impact upon the business that the Company may be able to conduct in the PRC and the profitability of such business.

The PRC economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy, but there can be no assurance that this will be the case.  A change in policies by the PRC government could adversely affect the Company’s interests due to factors such as changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. There can be no assurance that the government will continue to pursue economic reform policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC political, economic and social life.

The PRC laws and regulations governing the Company’s business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on the Company’s business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing the Company’s business, or the enforcement and performance of the Company’s arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Company and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, the Company is required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.

The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. The Company cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on the Company’s businesses.

New labor laws in the PRC may adversely affect our results of operations.

On January 1, 2008, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law.  The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce.  Further, it requires certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect the Company’s customers, demand for the Company’s products and the Company’s business.

All of the Company’s operations are conducted in the PRC and all of its revenue is generated from sales in the PRC and we cannot assure you that our historic growth will continue.  In addition, the PRC government exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Efforts by the PRC government to slow the pace of growth of the PRC economy could result in reduced demand for our products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, reduce demand, materially increase our costs, and harm the market for our products and our Company.

Governmental control of currency conversion may affect the value of an investment in the Company and may limit our ability to receive and use our revenues effectively.

At the present time, the Renminbi, the currency of the PRC, is not a freely convertible currency.  We receive all of our revenue in Renminbi, which may need to be converted to other currencies, primarily U.S. dollars, in order to be remitted outside of the PRC.  The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.

Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises are no longer subject to the approval of State Administration of Foreign Exchange (“SAFE,” formerly, “State Administration of Exchange Control”), but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996 (the “FX regulations”).  “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services.  Distributions to joint venture parties also are considered “current account transactions.”  Non-current account items, including direct investments and loans, known as “capital account” items, remain subject to SAFE approval and companies are required to open and maintain separate foreign exchange accounts for capital account items.  There are other significant restrictions on the convertibility of Renminbi, including that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. Under current regulations, we can obtain foreign currency in exchange for Renminbi from swap centers authorized by the government.  While we do not anticipate problems in obtaining foreign currency to satisfy our requirements, we cannot be certain that foreign currency shortages or changes in currency exchange laws and regulations by the PRC government will not restrict us from freely converting Renminbi in a timely manner.

The fluctuation of the Renminbi may materially and adversely affect investments in the Company and the value of our securities.

As the Company relies principally on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect the Company’s cash flows, revenues and financial condition, and the price of our common stock may be harmed.  The value of the Renminbi depends to a large extent on PRC government policies and the PRC’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar.  However, on July 21, 2005, the PRC government changed its policy of pegging the value of Renminbi to the U.S. dollar.  Under the new policy, Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the PRC government could adopt a more flexible currency policy, which could result in more significant fluctuation of Renminbi against the U.S. dollar.  We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

For example, to the extent that the Company needs to convert U.S. dollars it receives from an offering of its securities into Renminbi for the Company’s operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on the Company’s business, financial condition and results of operations. Conversely, if the Company decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on its common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi that the Company converts would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to the Company’s income statement and a reduction in the value of these assets.

The application of Chinese regulations relating to the overseas listing of Chinese domestic companies is uncertain, and we may be subject to penalties for failing to request approval of the Chinese authorities prior to listing our shares in the U.S.

On August 8, 2006, six Chinese government agencies, namely, the Ministry of Commerce, or MOFCOM, the State Administration for Industry and Commerce, or SAIC, the China Securities Regulatory Commission, or CSRC, the State Administration of Foreign Exchange, or SAFE, the State Assets Supervision and Administration Commission, or SASAC, and the State Administration for Taxation, or SAT, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which we refer to as the “New M&A Rules”, which became effective on September 8, 2006. The New M&A Rules purport, among other things, to require offshore “special purpose vehicles,” that are (1) formed for the purpose of overseas listing of the equity interests of Chinese companies via acquisition and (2) are controlled directly or indirectly by Chinese companies and/or Chinese individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges.  The Company has not sought any approvals under the New M&A Rules.

There are substantial uncertainties regarding the interpretation, application and enforcement of the New M&A Rules and CSRC has yet to promulgate any written provisions or formally declare or state whether the overseas listing of a China-related company structured similar to ours is subject to the approval of CSRC. Any violation of these rules could result in fines and other penalties on our operations in China, restrictions or limitations on remitting dividends outside of China, and other forms of sanctions that may cause a material and adverse effect to our business, operations and financial conditions.

The new mergers and acquisitions regulations also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise that owns well-known trademarks or China’s traditional brands. We may grow our business in part by acquiring other businesses. Complying with the requirements of the new mergers and acquisitions regulations in completing this type of transactions could be time-consuming, and any required approval processes, including CSRC approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders or our PRC subsidiary to penalties, limit our ability to distribute capital to our PRC subsidiary, limit our Chinese subsidiary’s ability to distribute funds to us, or otherwise adversely affect us.

The PRC State Administration of Foreign Exchange (“SAFE”) issued a public notice in October 2005, or the SAFE Circular No. 75, requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the SAFE Circular No. 75 as special purpose vehicles, or SPVs. PRC residents who are shareholders of SPVs established before November 1, 2005 were required to register with the local SAFE branch before June 30, 2006. Further, PRC residents are required to file amendments to their registrations with the local SAFE branch if their SPVs undergo a material event involving changes in capital, such as changes in share capital, mergers and acquisitions, share transfers or exchanges, spin-off transactions or long-term equity or debt investments.

Our current shareholders and/or beneficial owners may fall within the ambit of the SAFE notice and be required to register with the local SAFE branch as required under the SAFE notice. If so required, and if such shareholders and/or beneficial owners fail to timely register their SAFE registrations pursuant to the SAFE notice, or if future shareholders and/or beneficial owners of our company who are PRC residents fail to comply with the registration procedures set forth in the SAFE notice, this may subject such shareholders, beneficial owners and/or our PRC subsidiary to fines and legal sanctions and may also limit our ability to contribute additional capital to our PRC subsidiary, limit our PRC subsidiary’s ability to distribute dividends to our company, or otherwise adversely affect our business.  To date, our current shareholders and beneficial owners have not made any filings with the applicable SAFE branch.

We face uncertainty from the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises' Share Transfer, or Circular 698, released in December 2009 by China's State Administration of Taxation, or the SAT, effective as of January 1, 2010.

Pursuant to the Circular 698, where a foreign investor transfers the equity interests of a Chinese resident enterprise indirectly via disposing of the equity interests of an overseas holding company, which we refer to as an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report such Indirect Transfer to the competent tax authority of the Chinese resident enterprise. The Chinese tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid Chinese tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to Chinese withholding tax at the rate of up to 10%. Circular 698 also provides that,  where a non-Chinese resident enterprise transfers its equity interests in a Chinese resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

Since Circular 698 became effective on January 1, 2010, we cannot assure you that our reorganization will not be subject to examination by Chinese tax authorities or that any direct or indirect transfer of our equity interests in our Chinese subsidiary via our overseas holding companies will not be subject to a withholding tax of 10%.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could harm our business.

Although we are currently not subject to these regulations, we anticipate that we will be subject to the United States Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove ineffective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could adversely impact our business, operating results and financial condition.

Because the Company’s principal assets are located outside of the United States and the Company’s officers and directors reside outside of the United States, it may be difficult for investors to enforce their rights in the U.S. based on U.S. federal securities laws against the Company and the Company’s officers and directors or to enforce U.S. court judgments against the Company or them in the PRC.

The Company is located in the PRC and substantially all of its assets are located outside of the United States.  The PRC does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts.  It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts.  Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States federal securities laws or otherwise.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations governing the validity and legality of  call options which are held by our Chairman and others and there can be no assurance that the call options are not in breach of such laws and regulations.

Under a call option agreement with our Chairman Hailong Liu, Sherry Li, the holder of 11,556,288 shares of our Common Stock, has granted to Mr. Liu an option to purchase all of her shares over the course of two years in installments upon achievement of certain performance milestones by the Company. While we believe that this arrangement is not governed by PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including regulations governing the validity and legality of call options. Accordingly, we cannot assure you that PRC government authorities will not determine that the call option agreement is subject to PRC laws and regulations. If the call option agreement is deemed to be governed by PRC laws and regulations, our Chairman may be required to register with the local SAFE branch for his overseas direct investment in the Company. Failure to make such SAFE registration may subject our Chairman to fines and legal sanctions, and may also limit his ability to receive dividends from our PRC subsidiary and remit his proceeds from their overseas investment into the PRC as a result of foreign exchange control under PRC laws and regulations.

The cessation of tax exemptions and deductions by the Chinese government may affect our profitability.

On March 16, 2007, the National People’s Congress of China enacted a new tax law, or the New Tax Law, whereby both foreign investment enterprises, or FIEs, and domestic companies will be subject to a uniform income tax rate of 25%. On November 28 2007, the State Council of China promulgated the Implementation Rules of the New Tax Law, the “Implementation Rules”. Both the New Tax Law and the Implementation Rules have become effective on January 1, 2008. Both the New Tax Law and the Implementation Rules provide that companies not entitled to tax exemption or relevant preferential tax treatment shall be subject to 17% value added tax. The Company recognizes its revenues net of value-added taxes (“VAT”).  The Company is subject to VAT which is levied at a fixed annual amount. Currently, the Company is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes including income taxes and VATs. This is approved by the PRC tax department. In the future, if the relevant tax authorities determine that the Company is not eligible for preferential treatment of VAT, loss of such preferential treatment may materially and adversely affect our profits, business and financial performance.

RISKS RELATED TO OUR COMMON STOCK

Our common stock is quoted on the OTCQB which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB.  The OTCQB is a significantly more limited market than the New York Stock Exchange or NASDAQ.  The quotation of our shares on the OTCQB may result in a less liquid market for our common stock, could depress the trading price of our common stock, could cause high volatility and price fluctuations, and could have a long-term adverse impact on our ability to raise capital in the future.

There is a limited trading market for our common stock.

There is currently a limited trading market on the OTCQB for our common stock, and there can be no assurance that a less limited trading market will develop or be sustained.

Certain of our existing stockholders will control the outcome of matters requiring stockholder approval, and their interests may not be aligned with the interests of our other stockholders.

Sherry Li is our majority stockholder, holding 11,556,288 shares of our Common Stock (approximately 68.9 % of the outstanding shares of Common Stock as of May 5, 2011. As more particularly described in footnote (3) and (4) to the table contained in “Security Ownership of Certain Beneficial Owners and Management,” Ms. Li has entered into a voting trust agreement with, and granted options to, our Chairman, Hailong Liu, to vote or purchase all 11,556,288 of her shares. As a result, Mr. Liu will have the ability  to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as changes to our articles of incorporation and by-laws and a merger or a sale of our company or a sale of all or substantially all of our assets. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those of our officers, directors and affiliates. . Additionally, this significant concentration of share ownership may adversely affect the trading price for our Common Stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

The elimination of monetary liability of the Company’s directors and officers under the Nevada  law and the existence of indemnification rights of the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors and officers.

Under Nevada law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended (the “Securities Act”). In addition, a corporation may purchase or maintain insurance on behalf of its directors, officers, employees or agents for any liability incurred by him in such capacity, whether or not the corporation has the authority to indemnify such person.  We do not currently maintain such insurance.

These provisions may eliminate the rights of the Company and its stockholders (through stockholder’s derivative suits on behalf of the Company) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

As of May 5, 2011, there were issued and outstanding (i) 16,775,113 shares of our Common Stock, and  (ii) immediately exercisable warrants to purchase an aggregate of 2,903,528 shares of our Common Stock. We currently have obligation to register the resale of an aggregate of 2,623,178 shares of our Common Stock, including shares issuable upon exercise of warrants. Future sales of substantial amounts of our Common Stock in the trading market could adversely affect market price of our Common Stock.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than ownership of our subsidiaries.  While we have no current intention of paying dividends, should we decide to do so in the future, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries may be subject to restrictions on their ability to make distributions to us, including restrictions resulting from restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions discussed below.  If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

The Wholly-Foreign Owned Enterprise Law (1986), as amended, the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of China (2006) contain the principal regulations governing dividend distributions by wholly foreign-owned enterprises. Under these regulations, wholly foreign-owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our subsidiary in China is also required to set aside a certain amount of its accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of our subsidiary in China.

Furthermore, if our subsidiaries in China incur debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments.  If we are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.  In addition, under current PRC law, we must retain a reserve equal to 10 percent of net income after taxes each year, with the total amount of the reserve not to exceed 50 percent of registered capital.  Accordingly, this reserve will not be available to be distributed as dividends to our shareholders.

Provisions in our Articles of Incorporation could prevent or delay stockholders’ attempts to replace or remove current management or otherwise adversely affect the rights of the holders of our Common Stock.

Under our Articles of Incorporation, our Board of Directors is authorized to issue “blank check” preferred stock, with any designations, rights and preferences they may determine. Any shares of preferred stock that are issued are likely to have priority over our common stock with respect to dividend or liquidation rights.  If issued, preferred stock could be used under certain circumstances as a method of discouraging, delaying or preventing a change in control, which could have discourage bids to acquire us and thereby prevent shareholders from receiving the maximum value for their shares.  Though we have no present intention to issue any additional shares of preferred stock, there can be no assurance that preferred stock will not be issued at some time in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to us and our management and our interpretation of what we believe to be significant factors affecting our business, including many assumptions about future events.  Such forward-looking statements include statements regarding, among other things:

•	our ability to produce, market and generate sales of our private label products;

•	our ability to market and generate sales of the products that we sell as a wholesaler;

•	our ability to develop, acquire and/or introduce new products;

•	our projected future sales, profitability and other financial metrics;

•	our future financing plans;

•	our plans for expansion of our stores and manufacturing facilities;

•	our anticipated needs for working capital;

•	the anticipated trends in our industry;

•	our ability to expand our sales and marketing capability;

•	acquisitions of other companies or assets that we might undertake in the future;

•	our operations in China and the regulatory, economic and political conditions in China;

•	our ability as a U.S. company to operate our business in China through our subsidiary, Guoying; and

•	competition existing today or that will likely arise in the future.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “will,” “plan,” “could,” “target,” “contemplate,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these or similar words.  Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue the Company’s operations.  These statements may be found under the sections of this prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations ” and “Business,” as well as elsewhere in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus.  Such statements are presented only as a guide about future possibilities and do not represent assured events, and we anticipate that subsequent events and developments will cause our views to change.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date after the date of this prospectus.

 This prospectus also contains estimates and other statistical data prepared by independent parties and by us relating to market size and growth and other data about our industry. These estimates and data involve a number of assumptions and limitations, and potential investors are cautioned not to give undue weight to these estimates and data. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk.

Potential investors should not make an investment decision based solely on the our projections, estimates or expectations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock. To the extent the warrants are exercised for cash, if they are exercised at all, the Company will receive the exercise price for those warrants. Under the terms of the warrants, cashless exercise is permitted in certain circumstances. The Company intends to use any proceeds received from the exercise of warrants for working capital and other general corporate purposes. The Company cannot make assurances that any of the warrants will ever be exercised for cash or at all. If all of the warrants covered by this prospectus are exercised for cash, the Company would receive aggregate gross proceeds of $1,033,238.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTCQB under the symbol “CEHD.QB.” There were no reported quotations for our Common Stock during calendar year 2009.

The following table sets forth the high and low sales prices, without retail mark-up, mark-down or commission, of our Common Stock during each calendar quarter in the fiscal year ending December 31, 2010 and the first quarter of the fiscal year ending December 31, 2011,and may not represent actual transactions.

Fiscal Year 2010	High	Low
First quarter	$2.00	$2.00
Second quarter	$—	$—
Third quarter	$3.60	$2.00
Fourth quarter	$6.40	$2.85

Fiscal Year 2011
First quarter	$4.95	$1.46

As of May 5, 2011, there were 16,775,113 shares of our Common Stock outstanding. Our shares of Common Stock are held by approximately 123 stockholders of record. The number of record holders was determined based on the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

Dividend Policy

There are no restrictions in our Articles of Incorporation or By-laws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Because we are a holding company, we rely entirely on dividend payments from our direct wholly owned subsidiary, CEH Delaware, and in turn, the various direct and indirect subsidiaries of CEH Delaware, who may, from time to time, be subject to certain additional restrictions on its ability to make distributions to us. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which must be set aside to fund certain reserve funds. Our inability to receive all of the revenues from our subsidiaries’ operations may create an additional obstacle to our ability to pay dividends on our Common Stock in the future. Additionally, because the PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC, shortages in the availability of foreign currency may occur, which could restrict our ability to remit sufficient foreign currency to pay dividends.

We currently intend to retain any future earnings to finance the development and growth of our business and do not anticipate paying cash dividends on our Common Stock in the foreseeable future, but will review this policy as circumstances dictate. If in the future we are able to pay dividends and determine it is in our best interest to do so, such dividends will be paid at the discretion of the Board of Directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments and other factors the Board of Directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the audited condensed consolidated financial statements of the Company for the fiscal year ended December 31, 2010 and 2009, and should be read in conjunction with such financial statements and related notes included in this report.  Those statements in the following discussion that are not historical in nature should be considered to be forward looking statements that are inherently uncertain. Actual results and the timing of the events may differ materially from those contained in these forward looking statements due to a number of factors, including those discussed in the “Cautionary Note on Forward Looking Statements” set forth elsewhere in this prospectus.

Overview

China Electronics was originally incorporated in Nevada on July 9, 2007 under the name Buyonate, Inc. The Company was formed to develop and offer software products for the creation of interactive digital software for children. However, upon a change of control of the Company on March 29, 2010, the Company immediately discontinued such business and began to search for target companies as candidates for business combinations.

We entered into the Share Exchange Agreement, dated as of July 9, 2010 with CEH Delaware and certain stockholders and warrant holders of CEH Delaware (the “CEH Stockholders”).  Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 CEH Stockholders transferred 100% of the outstanding shares of common stock and preferred stock of CEH Delaware and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock and warrants to purchase an aggregate of 1,628,572 shares of our Common Stock. The shares of our Common Stock acquired by the CEH Stockholders in such transactions constitute approximately 86% of our issued and outstanding Common Stock, giving effect to the share and warrant exchange and the sale of our Common Stock pursuant to the Subscription Agreement discussed below, but not including any outstanding purchase warrants to purchase shares of our common stock, including the warrants issued pursuant to the Subscription Agreement. In connection with the closing of the Share Exchange Agreement, CEH Delaware purchased from our former principal stockholder an aggregate of 4 million shares of our Common Stock and agreed to the cancellation of such shares.

The Share Exchange resulted in (i) a change in control due to ownership of approximately 72.5% of the issued and outstanding shares of our Common Stock by a former shareholder of CEH Delaware, (ii) CEH Delaware becoming our wholly-owned subsidiary, and (iii) the appointment of certain nominees of the former principal shareholder of CEH Delaware as our directors and officers and the resignation of Mr. Ryan Cravey as our sole director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. CEH Delaware is considered the acquirer for accounting purposes, therefore, CEH Delaware’s financial results are being presented below.

CEH Delaware was incorporated in Delaware on November 15, 2007 for the purpose of acquiring an existing company with continuing operations. On December 31, 2008, CEH Delaware entered into a Share Transfer Agreement with four shareholders of Guoying, which resulted in Guoying becoming a wholly-owned subsidiary of CEH Delaware. The transfer of ownership of Guoying took effect on February 10, 2010, upon approval of the transaction by the PRC authorities. Guoying is a manufacturer and retailer of home appliances and consumer electronics in the PRC.

Results of Operations

Year Ended December 31, 2010 Compared with Year Ended December 31, 2009

Revenues

Our net revenue for the year ended December 31, 2010 was $114,171,446, an increase of 139.5%, or $66,500,065, from $47,671,380 for the year ended December 31, 2009.

	2010	2009
Net revenue from exclusive franchise stores	$35,106,879	$29,358,234
Net revenue from non-exclusive stores	44,576,322	17,589,402
Net revenue from company-owned stores	34,488,245	723,745
Net Revenue	$114,171,446	$47,671,380

For the year ended December 31, 2010, net revenue from exclusive franchise stores was $35,106,879, an increase of 19.6%, or $5,748,645, from $29,358,234 for the year ended December 31, 2009. There were 61, or 14%, more exclusive franchise stores as of December 31, 2010, compared to the number of exclusive franchise stores as of December 31, 2009.

For the year ended December 31, 2010, net revenue from non-exclusive stores was $44,576,322, an increase of 153.4%, or $26,986,920, from $17,589,402 for the year ended December 31, 2009. There were 611, or 86%, more non-exclusive stores as of December 31, 2010 compared to the number of non-exclusive stores as of December 31, 2009.

The increased revenue from exclusive franchise stores and from non-exclusive stores was due to our increased sales network, expanded products lines, and the improved economic environment in China. Starting in 2010, we began to carry more product lines, including Sony, LG and Hong Kong THTF Co., Ltd. By acting as a wholesaler for these international brands, we are able to serve the needs of high end customers in rural areas, attract more non-exclusive stores and occupy additional space in non-exclusive stores. All of these factors contributed to our increase in revenue.

For the year ended December 31, 2010, net revenue from company-owned stores was $34,488,245, an increase of 4,665.2%, or $33,764,500, from $723,745 for the year ended December 31, 2009. The increased revenue for company-owned stores was mainly because the Company opened two new company-owned stores that increased the sales of $22,035,092. The company-owned stores increased sales because the Company has increased its promotions of its full product lines.

As of December 31, 2010, we had a total of 486 exclusive franchise stores and 715 non-exclusive stores. As of December 31, 2009, we had a total of 425 exclusive franchise stores and 107 non-exclusive stores. As of December 31, 2008, we had a total of 225 exclusive franchise stores and 107 non-exclusive stores. Average sales per exclusive franchise store were approximately $72,000 and $69,000 for the years ended December 31, 2010 and 2009, respectively. Average sales per non-exclusive store were approximately $62,000 and $169,000 for the years ended December 31, 2010 and 2009, respectively. Average sales per non-exclusive store decreased in 2010 compared to 2009 because non-exclusive stores are independently owned and operated and we do not control where they open.  Some non-exclusive stores may directly compete with other non-exclusive stores and as a result, each store’s sales of the merchandise that we provide may be lowered. We opened 0, 0, 17 and 61 new exclusive franchise stores in the first, second, third, and fourth quarters of 2010, respectively. We opened 0, 0, 449, and 162 new non-exclusive stores in the first, second, third, and fourth quarters of 2010, respectively.  The sales from each exclusive franchise store or non-exclusive store vary based on the location, operation and nature and wealth of the client base. These variances increase with the increased number of non-exclusive stores.  We believe that our significant growth is due to the increased purchasing power of the PRC rural consumer which is a result of the Rural Consumers Electronics Plan.  This plan was enacted on an experimental basis in 2008 in certain provinces and implemented on a wider basis over the past two years.

The increased revenue from new product lines carried in 2010 was approximately $39,278,960 for the year ended December 31, 2010. For the year ended December 31, 2010, our exclusive franchise stores, non-exclusive stores and company-owned stores increased revenue from new product lines by approximately $21,008, $19,015,436, and $20,242,515, respectively.

The increased revenue from new exclusive franchise stores opened in 2010 was approximately $21,008 for the year ended December 31, 2010. The increased revenue from new non-exclusive stores opened in 2010 was approximately $37,414,980 for the year ended December 31, 2010.

The following is a summary of revenue by product line for the years ended December 31, 2010 and 2009:

	2009	2010
Solar power	$27,326,284	$72,316,749
Air Conditioner	2,071,843	6,405,357
Refrigerator	5,130,342	12,031,057
Television	4,044,650	22,390,473
Washer	3,121,499	255,581
Others	5,976,764	772,229
Total	$47,671,381	$114,171,446

The increase in sales of televisions and refrigerators was primarily due to new product lines and new brands that we carried in 2010. In 2010, we increased our sales of LG televisions, Sony televisions, Qinghuatongfang televisions, and Shangling refrigerators. These brands are international brands for which there is a strong demand in China. Prior to 2010, we only carried Haier televisions and refrigerators. We decided to cease carrying Haier televisions and refrigerators in 2010 based on our estimate of market demand and use of our resources. Our sales of solar power products also increased in 2010 because the Company was approved for government subsidized sales for its solar power products. In order to encourage sales of electronic products to rural areas in China, since 2008, the government has adopted a policy that for certain products, consumers in rural areas can be refunded up to 13% of the total purchase price. The decrease in air conditioner sales is because in 2010 we terminated our relationship with Haier and no longer carry their air conditioners.  Their air conditioners contributed $15.90 million sales in 2009.

Our increased revenues due to sales of these products were approximately $1.92 million from LG televisions, approximately $6.93 million from Sony televisions, approximately $1.83 million from Qinghuatongfang televisions, approximately $4.90 million from Shangling refrigerators, and approximately $3.20 million from Zhigao air conditioners.

Cost of Goods Sold

Our cost of goods sold for the year ended December 31, 2010 was $94,910,780, an increase of $57,144,311, or 151.3%, compared to $37,766,469 for the year ended December 31, 2009. The increase was mainly due to the increase in sales.

	2010	2009

Cost of goods sold from exclusive franchise stores	$29,182,505	$23,427,871
Cost of goods sold from non-exclusive stores	37,053,955	13,800,013
Cost of goods sold from company-owned stores	28,674,320	538,585
Cost of goods sold	$94,910,780	$37,766,469

For the year ended December 31, 2010, cost of goods sold from exclusive franchise stores was $29,182,505, an increase of 24.6%, or $5,754,634, from $23,427,871 for the year ended December 31, 2009. The increase was due to the increase in revenue. The increase was also because in 2010 we started to carry more expensive brands, such as Sony and LG, which generate higher revenues and have a higher cost of goods sold.

For the year ended December 31, 2010, cost of goods sold from non-exclusive stores was $37,053,955, an increase of 168.5%, or $23,253,942, from $13,800,013 for the year ended December 31, 2009. The increase was due to the increase in revenue from non-exclusive stores. The increase was also because in 2010 we started to carry more expensive brands, such as Sony and LG, which generate higher revenues and have a higher cost of goods sold.

For the year ended December 31, 2010, cost of goods sold from company-owned stores was $28,674,320, an increase of 81.0%, or $28,135,735, from $538,585 for the year ended December 31, 2009. The increase was due to the increase in sales from company-owned stores. The increase was also because in 2010 we started to carry more expensive brands, such as Sony and LG, which generate higher revenues and have a higher cost of goods sold.

The increased cost of goods sold from new product lines carried in 2010 was approximately $32,845,981 for the year ended December 31, 2010. For the year ended December 31, 2010, the increased cost of goods sold from new product lines carried by exclusive franchise stores, non-exclusive stores and company-owned stores was $17,463, $15,782,812, and $17,045,706, respectively.

The increased cost of goods sold by new exclusive franchise stores opened in 2010 was approximately $17,463 for the year ended December 31, 2010. The increased cost of goods sold by new non-exclusive stores opened in 2010 was approximately $31,101,108 for the year ended December 31, 2010.

Gross Profit

Gross profit for the year ended December 31, 2010 was $19,260,667, an increase of $9,355,754, or approximately 94.5%, compared to $9,904,912 for the year ended December 31, 2009.

For the year ended December 31, 2010, gross profit for exclusive franchise stores was $5,924,374, a decrease of 0.10%, or $5,989, from $5,930,363 for the year ended December 31, 2009. The decrease was due to a change in the products that we sell and our selling strategy, and because in order to develop exclusive franchise stores, we offered lower prices.

For the year ended December 31, 2010, gross profit for non-exclusive stores was $7,522,367, an increase of 98.51%, or $3,732,978, from $3,789,389 for the year ended December 31, 2009. The increase was due to the increased revenue from non-exclusive stores.

For the year ended December 31, 2010, gross profit for company-owned stores was $5,813,926, an increase of 3,039.95%, or $5,628,766, from $185,160 for the year ended December 31, 2009. The increase was due to the increased revenue from company-owned stores.

The increased gross profit from new product lines carried in 2010 was approximately $6,432,979 for the year ended December 31, 2010. For the year ended December 31, 2010, the increased gross profit from new product lines carried by exclusive franchise stores, non-exclusive stores and company-owned stores was $3,545, $3,232,624, and $3,196,810, respectively.

The increased gross profit from products sold by new exclusive franchise stores opened in 2010 was approximately $3,545 for the year ended December 31, 2010. The increased gross profit from products sold by new non-exclusive stores opened in 2010 was approximately $6,313,872 for the year ended December 31, 2010.

Gross Profit Rate

Gross profit rate for the year ended December 31, 2010 was 16.87%, a decrease of approximately 18.81%, compared to 20.78% for the year ended December 31, 2009. The decrease was mainly due to the change of the products that we sell and our selling strategy.  In 2010, we started carrying new product lines and new brands. We also opened 61 additional exclusive franchise stores and 611 additional non-exclusive stores. The new brands that we carry are international brands that carry a lower profit margin for us compared to our historic brands. However, such brands are very popular in the PRC and we began carrying them in order to sell more items and increase our customer base.  In order to market the new product lines and increase our sales to new stores, we have taken a more aggressive pricing strategy which results in lower margins.

For the year ended December 31, 2010, gross profit rate for exclusive franchise stores was 16.88%, a decrease of approximately 16.46%, compared to 20.20% for the year ended December 31, 2009. The decrease was due to a change of the products that we sell and our selling strategy. In order to develop exclusive franchise stores, we offered lower prices. Also in 2010, we started to carry well-known brands, such as Sony and LG, that had a lower gross profit rate.

For the year ended December 31, 2010, gross profit rate for non-exclusive stores was 16.88%, a decrease of approximately 21.67%, compared to 21.54% for the year ended December 31, 2009. The decrease was due to a change of the products that we sell and our selling strategy. In order to develop non-exclusive stores, we offered lower prices. Also in 2010, we started to carry well-known brands, such as Sony and LG, that had a lower gross profit rate.

For the year ended December 31, 2010, gross profit rate for company-owned stores was 16.86%, a decrease of approximately 34.11%, compared to 25.58% for the year ended December 31, 2009. The decrease was due to a change of the products that we sell and our selling strategy. In order to develop the sales of the company-owned stores, we offered lower prices. Also in 2010, we started to carry well-known brands, such as Sony and LG, that had a lower gross profit rate.

Gross profit rate from new product lines carried in 2010 was approximately 16.38% for the year ended December 31, 2010. Gross profit rate from new product lines carried in 2010 sold by exclusive franchise stores was approximately 16.88% for the year ended December 31, 2010. Gross profit rate from new product lines carried in 2010 sold by non-exclusive stores was approximately 17.00% for the year ended December 31, 2010. Gross profit rate from new product lines carried in 2010 sold by company owned stores was approximately 15.79% for the year ended December 31, 2010.

Gross profit rate from new stores opened in 2010 was approximately 16.88% for the year ended December 31, 2010. Gross profit rate from new exclusive franchise stores opened in 2010 was approximately 16.88% for the year ended December 31, 2010. Gross profit rate from new non-exclusive stores opened in 2010 was approximately 16.88% for the year ended December 31, 2010.

Operating Expenses

Operating expenses for the year ended December 31, 2010 were $7,811,720, an increase of $7,654,135, or 4,857.1%, from $157,585 for the year ended December 31, 2009.

Selling expenses for the year ended December 31, 2010 were $4,041,199, an increase of $3,993,361, or 8,347.7%, from $47,838 for the year ended December 31, 2009. The increase was due to the increase in sales and business expansion. The increased sales expenses mainly include increased shipping and handling expenses.

General and administrative expenses for the year ended December 31, 2010 were $3,770,521, an increase of $3,660,774, or 3,335.6%, from $109,747 for the year ended December 31, 2009. The increase was mainly due to the increased cost of being a public company starting in July 2010. We incurred approximately $1,313,575 in professional expenses, including legal, accounting and audit expenses, for the year ended December 31, 2010. The increase also related to the expansion of our PRC business.

Net Operating Income

Our net operating income for the year ended December 31, 2010 was $11,448,947, an increase of $1,701,620, or 17.5%, from $9,747,327 for the same period in 2009. The increase was due to increased sales, offset by increased costs of good sold and operating expenses.

Net Income

Our net income for the year ended December 31, 2010 was $13,235,416, an increase of $3,492,172, or 35,84%, from $9,743,245 for the same period in 2009. The increase resulted from other income due to dividends payable to employees that were forgiven by the employees. On December 31, 2008, Guoying’s board approved a resolution that RMB 74,407,470 (approximately $10,915,576) would be allocated as dividend payable to shareholders, and RMB12, 401,245 (approximately $1,819,263) would be allocated as welfare payable to employees. In May 2010, Guoying’s board passed a resolution cancelling the dividend declared in 2008. In June 2010, the original shareholders of Guoying signed agreements waiving their rights to receive the dividends declared in 2008. Dividends payable to shareholders forgiven were re-classed as equity. Bonuses payable to employees forgiven were recorded as other income. There is no dividend declared for the year ended December 31, 2009 or for the year ended December 31, 2010.

Income Taxes Expense

Income Taxes

The Company is registered in the State of Nevada and has operations in two tax jurisdictions – the People’s Republic of China and the United States. For operations in the US, the Company has incurred net accumulated operating losses for income tax purposes. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2010. Accordingly, the Company has no net deferred tax assets.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2010 and 2009:

	2010	2009

U.S. Statutory rates	34.00%	34.00%

Foreign income not recognized in USA	(34.00)	(34.00)

China income taxes	25.00	25.00

China income tax exemption	(25.00)	(25.00)

Total provision for income taxes	0.00%	0.00%

The provision for income taxes from continuing operations on income consists of the following for the years ended December 31, 2010 and 2009:

Years Ended December 31
	2010	2009
US current income tax expense (benefit)
Federal	$—	$—
State	$—	$—
PRC current income tax expense (benefit)	$—	$—
Total provision for income tax	$—	$—

United States of America

As of December 31, 2010, in the United States the Company had approximately $1,318,276 in net operating loss carry forwards available to offset future taxable income. Federal net operating losses can generally be carried forward 20 years. The deferred tax assets for the United States entities at December 31, 2010 consists mainly of net operating loss incurred in 2010 and were fully reserved as the management believes it is more likely than not that these assets will not be realized in the future.

The following table sets forth the significant components of the net deferred tax assets for operation in the US as of December 31, 2010 and December 31, 2009.

	As of December 31
	2010	2009
Net operation loss carry forward	$(1,318,276)	$—
Total deferred tax assets	435,031	—
Less: valuation allowance	(435,031)	—
Net deferred tax assets	—	—
Change in valuation allowance	$—	$—

People’s Republic of China (PRC)

Under the Income Tax Laws of the PRC, the Company’s subsidiaries are generally subject to an Enterprise Income Tax (EIT) at a standard rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Currently, the Company is exempted from income tax by the PRC Government and is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes including income taxes. The income tax expenses for the years ended December 31, 2010 and 2009 are $4,073 and $2,083, respectively. There were no significant book and tax basis differences.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements during the year ended December 31, 2009 or during the year ended December 31, 2010 that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Liquidity and Capital Resources

As of December 31, 2010, we had cash and cash equivalents of $1,226,101. We have historically funded our working capital needs with amounts from operations, advance payments from customers, bank borrowings, and capital from shareholders. Our working capital requirements are influenced by the level of our operations, and the timing of accounts receivable collections.

We had no material commitments for capital expenditures as of December 31, 2010.

The following table sets forth a summary of our cash flows for the periods indicated:

	December 31, 2010	December 31, 2009
Net cash provided by (used in) operating activities	$17,875,958	$(3,249)
Net cash used in investing activities	(20,858,995)	(4,692)
Net cash provided by financing activities	4,091,803	-
Effect of rate changes on cash	52,603	39,076
Increase in cash and cash equivalents	1,161,365	31,136
Cash and cash equivalents, beginning of period	52,599	33,600
Cash and cash equivalents, end of period	$1,226,101	$64,736

During 2011, we plan to develop new exclusive franchise stores, company-owned stores and non-exclusive stores,  develop additional OEM contracts, and develop a new LED wholesale and manufacturing business.  We anticipate funding these growth strategies from our working capital and below is a summary of approximately how much we anticipate spending in order to achieve our growth strategies and our anticipated timing of such expenditures:

Growth Strategies	Approximate Expenditures	Timing

Develop new exclusive franchise stores	$0.6 million	Ongoing

Develop new company-owned stores	$3.4 million	Ongoing

Develop new non-exclusive stores	$1.7 million	Ongoing

Develop additional OEM contracts	$2.8 million	Ongoing

Develop LED manufacturing business	$8 million	Construction completed by 12/31/11 Commence manufacturing by 7/31/12

Our priority is to develop the LED manufacturing business, new exclusive franchise stores and company-owned stores.  If our working capital is insufficient to fund all of these endeavors we will prioritize the LED manufacturing business.

Operating Activities

Net cash provided by operating activities was $17,875,958 for the year ended December 31, 2010, compared to net cash used in operating activities of $3,249 for the year ended December 31, 2009, an increase of $17,879.207, or 550312%. The increase of net cash used in operating activities was primarily due to  increased net income resulting from greater sales, and a decrease of accounts receivable due to collection of accounts receivable. During the year ended December 31, 2010, the Company developed its sales network by increasing the number of stores and developed its product lines by carrying more product lines, such as Sony, LG and Hong Kong THTF Co., Ltd. This allows the Company to cover a larger geographic area and meet a larger variety of customer needs. Sales increased and our accounts receivable were collected faster compared to the same period last year.

Investing Activities

Net cash provided by investing activities was $20,858,995 for the year ended December 31, 2010, compared to cash used in investing activities of $4,692 for the year ended December 31, 2009, an increase of $20,854,303, or 4,44465%. The increase of cash provided by investing activities was mainly because $20,883,480 was advanced to acquire land use right during the year ended December 31, 2010.

Financing Activities

Net cash provided by financing activities was $4,091,803 for the year ended December 31, 2010, compared to $0 for the year ended December 31, 2009. The increase was mainly due to the $4,154,069 in cash that was received through share issuance during the year ended December 31, 2010.

Inflation and Changing Prices

While inflation has increased in China over the past two years, such inflation has not had a material effect on the Company’s net revenues because the Rural Consumer Electronics Plan grants a government sponsored rebate to our rural customers.  Pursuant to the terms of the policy, our prices are competitive with the prices of the same goods in urban areas, however our customers are not required to pay a market driven price.  As a result of this rebate, the actual cost incurred by our customers has not materially increased despite inflation.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include revenue recognition, contingencies, income taxes, and stock-based compensation.

See Note 2, Summary of Significant Accounting Policies, to the Notes to Consolidated Financial Statements for a complete discussion of related accounting policies.

Revenue Recognition

We recognize revenue, net of estimated returns, at the time the customer takes possession of the merchandise or receives services. We estimate the liability for sales returns based on our historical return levels. We record an allowance for doubtful accounts receivable for amounts due from third parties that we do not expect to collect. We estimate the allowance based on historical write offs and chargebacks as well as aging trends. Our revenue recognition accounting methodology contains uncertainties because it requires management to make assumptions and to apply judgment to estimate the amount and timing of future sales returns and uncollectible accounts. Additionally, a portion of the revenue related to franchise fees is recorded as unearned revenue due to non-fulfillment of all the required recognition criteria, which also requires management judgment.

Legal and Other Contingencies

The outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. An estimated loss from a loss contingency such as a legal proceeding or claim is accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial statements.

Income Taxes

The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Accounting literature also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Variations in the actual outcome of these future tax consequences could materially impact our financial statements.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. Determining the fair value of stock-based awards at the grant date requires judgment, including estimating expected dividends. In addition, judgment is also required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be impacted.

Recent Accounting Pronouncements

In July 2010, the FASB issued an accounting update to provide guidance to enhance disclosures related to the credit quality of a company's financing receivables portfolio and the associated allowance for credit losses. Pursuant to this accounting update, a company is required to provide a greater level of disaggregated information about its allowance for credit loss with the objective of facilitating users' evaluation of the nature of credit risk inherent in the company's portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The revised disclosures as of the end of the reporting period are effective for the Company beginning in the second quarter of fiscal 2011, and the revised discourses related to activities during the reporting period are effective for the Company beginning in the third quarter of fiscal 2011. The Company is currently evaluating the impact of this accounting update on its financial disclosures.

In December 2010, the FASB issued amended guidance related to Business Combinations. The amendments affect any public entity that enters into business combinations that are material on an individual or aggregate basis. The amendments specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company will assess the impact of these amendments on its consolidated financial statements if and when an acquisition occurs.

In December 2010, the FASB issued amended guidance related to intangibles—goodwill and other. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company does not believe that this guidance will have a material impact on its consolidated financial statements.

The FASB has issued amended guidance for subsequent events. The amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC's literature. All of the amendments were effective upon issuance (February 24, 2010). The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

ORGANIZATIONAL HISTORY OF THE COMPANY AND ITS SUBSIDIARIES

China Electronics was incorporated in Nevada on July 9, 2007 under the name Buyonate, Inc. The Company was formed to develop and offer software products for the creation of interactive digital software for children.  However, upon a change of control of the Company on March 29, 2010, the Company immediately discontinued such business and began to search for target companies as candidates for business combinations.

On July 15, 2010 we consummated the Share Exchange Agreement with certain Selling Stockholders. Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 former stockholders of our subsidiary, CEH Delaware, transferred to us 100% of the outstanding shares of common stock and preferred stock of CEH Delaware and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock and warrants to purchase an aggregate of 1,628,572 shares of our Common Stock.  CEH Delaware’s outstanding Series A warrants were exchanged on a one-for-one basis for Series A warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.19 per share.  CEH Delaware’s outstanding Series B warrants were exchanged on a one-for-one basis for Series B warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.63 per share.  CEH Delaware’s outstanding $1.00 warrants were exchanged on a one-for-one basis for Series E warrants of the Company to purchase an aggregate of 1,000,000 shares of Common Stock, with an exercise price of $0.25 per share.  In connection with the closing of the Share Exchange Agreement, CEH Delaware purchased from our former principal stockholder an aggregate of 4 million shares of our Common Stock and agreed to the cancellation of such shares.

Effective August 3, 2010, CEH Merger Corp., a Nevada corporation newly formed by the Company for the purposes of merging into the Company, merged into the Company. In connection with the merger and pursuant to the Articles of Merger filed with the Nevada Secretary of State, Buyonate, Inc. changed its name to China Electronics Holdings, Inc. No securities of the Company were issued in connection with the merger. The merger and name change were approved by the Financial Industry Regulatory Authority ("FINRA") and the Common Stock began trading under the symbol “CEHD.OB” on August 23, 2010.

CEH Delaware owns 100% of the capital stock of Guoying. Guoying is a wholly foreign-owned enterprise, or “WFOE,” under the laws of the PRC by virtue of its status as a wholly-owned subsidiary of a non-PRC company, CEH Delaware.

During the period from July 15, 2010 to August 17, 2010 we consummated a series of Private Placements of our Common Stock and warrants to purchase our Common Stock pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”). Pursuant to the Purchase Agreement we sold to 105 investors for an aggregate gross purchase price of $5,251,548 an aggregate of (a) 1,989,211 shares of our Common Stock, (b) three year Series C Warrants to purchase an aggregate of 499,403 shares of our Common Stock for $3.70 per share and (c) three year Series D Warrants to purchase an aggregate of 499,403 shares of our Common Stock for $4.75 per share.

Our Corporate Structure

As set forth in the following diagram, following our acquisition of CEH Delaware, CEH Delaware became and currently is our direct, wholly-owned subsidiary.

BUSINESS

Overview

Through our subsidiary, Guoying, we are engaged in the retail sale of consumer electronics and appliances in the People’s Republic of China (the “PRC”), such as solar heaters, refrigerators, air conditioners, televisions, and similar items. We sell such products in certain rural markets in Anhui, Henan and Hubei provinces.

We started selling home appliances and electronics in 2002. During the fiscal year ended December 31, 2010 (“fiscal 2010”), approximately 61.75% of our revenue was due to the sale of solar water heaters, approximately 10.27% of our revenue was due to the sale of refrigerators and approximately 19.12% of our revenue was due to the sale of televisions. Approximately 61.75% of our net income for fiscal 2010 was due to the sale of solar water heaters, approximately 10.27% of our 2010 net income was due to the sale of refrigerators and approximately 19.12% of our 2010 net income was due to the sale of televisions.

We operate 3 company-owned stores, all of which are located in Lu’an City, Anhui Province. As of December 31, 2010, we had 486 exclusive franchise stores that operate under the Guoying brand name pursuant to cooperation agreements with us.  These franchise stores only sell merchandise that we provide to them as their exclusive wholesaler.  Such merchandise includes Guoying branded products as well as products from Sony, Samsung and LG.  In addition to the exclusive franchise stores, as of December 31, 2010, 715 non-exclusive stores sold Guoying branded merchandise that we provide as a wholesaler or distributor.  Such merchandise includes Guoying branded merchandise as well as products from Sony, Samsung and LG. Guoying is one of many wholesalers that provide items to the non-exclusive stores, and such stores may sell items provided by other companies, including Guoying’s competitors. Approximately 30.2% of our revenue for the fiscal year ended December 31, 2010 ("fiscal 2010") was from the company-owned stores, approximately 30.8% of our 2010 revenue was from the exclusive franchise stores and approximately 39% of our 2010 revenue was from the non-exclusive stores.

Our wholesale business purchases consumer electronics and appliances from well-known manufacturers or large distributors and sells them to the company-owned stores, the exclusive franchise stores and the non-exclusive stores.  Guoying is the exclusive wholesaler in the Lu’an area for products under the brand names, Sony, LG, Samsung, Shanghai Shangling, Chigo, Huayang and Huangming.  Guoying is the general sales agency of Sino-Japan Sanyo electronic products, such as Sanyo televisions, air conditioners, washing machines and micro-wave ovens.  Guoying has teamed up with Huangming and Huayang, the two largest manufacturers of solar thermal products in China, to be their exclusive retail outlet in Lu’an. Some of their energy efficient, “green” products include solar thermal water heaters, solar panels (photovoltaic) and energy saving glass.

In addition to providing wholesale merchandise purchased from manufacturers or distributors, we provide refrigerators that are manufactured by one original equipment manufacturer (“OEM”), Shanghai Pengbai Electronic Co., Ltd. (“Pengbai”), under the Company’s trademark “Guoying”. Guoying refrigerators have “3C” quality national authentication certificates, which are mandatory in PRC for the sale of refrigerators. During 2010, approximately 2% of our revenue and 2.5% of our net income was from the sale of Guoying brand refrigerators. In August 2007, Guoying entered into a 5-year OEM agreement with Pengbai, under which Pengbai manufactures refrigerators for us to sell under the “Guoying” trademark. Guoying sold a total of 30,000 refrigerators in 2007, 46,000 in 2008, 62,000 in 2009, and 50,948 in 2010. On October 2, 2006, Guoying loaned Pengbai RMB 80 million (approximately $12.12 million) in four installments of RMB 20 million each from 2006 to 2010. In consideration for the loan, Pengbai sells refrigerators to Guoying at a discounted price. Pengbai is required to repay the loan by October 2017, with payments in four equal installments of RMB 20 million (approximately $2.9 million) beginning in October 2013. The loan is secured by all the assets of Pengbai and is interest free. In March 2011, the Company received $2,154,140 from Pengbai as full repayment of the loan.

Retail Operations

The various types of stores are described below:

Company-owned stores

We own and operate 3 company-owned stores, which sell Guoying branded products as well as other merchandise that we provide as the exclusive wholesaler. Two of the company-owned stores focus on the sale of solar thermal products, one with an area of 100 square meters and the other with an area of 60 square meters. The third company-owned store is a general store with an area of 180 square meters, which carries solar thermal products, refrigerators, air conditioners, televisions and other products. Our offices are located on the second floor of the general company-owned store. We currently lease all of the company-owned stores.

Exclusive Franchise Stores

As of December 31, 2010, 486 exclusive franchise stores operated under the Guoying brand name. The exclusive franchise stores are owned and operated by third parties under our brand name pursuant to cooperation agreements with the Company.  Such stores sell both Guoying branded products and other products that we provide as the exclusive wholesaler.  Guoying is the only wholesaler providing products to our exclusive franchise stores. The exclusive franchise stores are located in rural areas around Lu’an City and in Henan and Hubei provinces, and the primary customers of these stores are residents of the local towns and villages. The store owners arrange for or lease the operating space for the exclusive franchise stores. Guoying makes deliveries to each store and upon delivery, the stores pay in cash the wholesale price of the products provided.  After receiving orders from such stores we are generally able to deliver the merchandise within two to three hours to stores located in or near Lu’an City or within three days to stores that are further away.   Due to the PRC “Rural consumer electronics and appliances” plan, which is available to some of our stores, Guoying is able to offer the exclusive franchise stores certain discounts based on the quantity of their purchases.

We have signed cooperation agreements with each exclusive franchise store with a term ranging from 1 year to 3 years, subject to renewals.  The average remaining term under most of the cooperation agreements is 3 years, and most of the agreements were renewed in November 2010.  Pursuant to the cooperation agreements, we provide loans to store owners to facilitate the establishment of the exclusive franchise stores. The loans are interest free, unsecured loans, which are payable in a single installment no later than three years from the date of the loan. Each loan is made in the form of cash and products, in an amount of up to 40% of the cost of establishing the store. The average amount of each such loan is approximately RMB 58,286 (approximately $8,967). However, the specific amount of each loan varies depending on factors including location of the store and the economy of the area, the consumption capacity of the store and the size of the store.  The average value of products provided to the store owners in connection with the loans ranges from RMB 201,744 to RMB 341,548 (approximately $20,000 to $50,000) and varies based on the factors discussed above and the total amount of the loan.  As of April 25, 2011, the total outstanding amount of such loans was RMB 80,436,957 (approximately $12,374,916). In consideration of the loans, the exclusive franchise stores exclusively purchase products from Guoying.

Non-exclusive stores

As of December 31, 2010, we provided merchandise to 715 non-exclusive stores as a wholesaler.  Such stores are owned and operated by third parties and are located in the rural areas around Lu’an City and in Henan and Hubei provinces. These stores sell both Guoying branded merchandise and other merchandise manufactured by other companies and sold to the stores by the Company pursuant to franchise agreements and sales agreements with the Company.  These stores also buy merchandise from other wholesalers, including Guoying’s competitors.  The non-exclusive stores pay the Company cash upon the Company’s delivery of products.  Under the franchise agreements, each non-exclusive store pays Guoying an annual fee of RMB 5,000 (approximately $735).

The below table lists company-owned stores, exclusive franchise stores and non-exclusive stores grouped by the province in the PRC in which they are located:

Province	Company-owned stores	Exclusive franchise stores	Non-exclusive stores
Anhui	3	465	684
Henan		12	12
Hubei		9	19

Our Warehouses

We currently distribute products to company-owned stores, exclusive franchise stores and non-exclusive stores from two warehouses located within Lu’an city, which are leased by Guoying.  We engage third parties to transport the products from our warehouses to the stores.  For additional information concerning the location and area of each of the Company’s warehouse and the terms under which the real estate for each warehouse is leased, see “Description of Property” herein.

Our Private Label Brands

We have an agreement with one OEM, Pengbai, pursuant to which it manufactures our private label brand refrigerators.   These refrigerators are labeled with the Company’s trademark “Guoying”, and we distribute such refrigerators to our company-owned stores, exclusive franchise stores and non-exclusive stores.  Guoying branded refrigerators have “3C” quality national authentication certificates, which are mandatory in PRC for the sale of refrigerators.  The term of the agreement is valid from July 2, 2010 to July 2, 2013.

We are currently negotiating an OEM contract with Shandong Huangming to manufacture “Guoying” branded LED products and plan to recruit sales agents in various provinces in China to distribute “Guoying” branded LED products in the future. We anticipate $2.8 million in expenses associated with the new OEM contract, including market research and investigation, product research and development, as well as marketing and advertisements for our future “Guoying” branded LED products.

Land Use Right

We entered into a Land Use Right Purchase Agreement on October 28, 2010 and a supplemental Deposit Agreement on December 28, 2010 with the management committee of Pingqiao Industrial Park (the “Pingqiao Committee”), under which the Pingqiao Committee granted us a land use right for 300 Chinese acres where our LED manufacturing facility will be built.  120 Chinese acres of this land is for commercial use and 180 Chinese acres of this land is for industrial use. The total purchase price of the land is RMB 122.88 million (approximately $18.9 million), and we paid RMB 100 million (approximately $15.3 million) of the purchase price as of December 31, 2010. We will pay the remaining RMB 22.88 million prior to the end of 2011 and such payment will be made from working capital.  We plan to construct our own facilities to manufacture LED products under the Guoying brand name on this parcel of land and we expect the construction of such manufacture facilities to be completed by the end of 2011.

Industry Background

According to the 2010 PRC Census, more than 50% of China’s population resides in rural areas of China and they comprise the largest consumer group in China. After many years of economic reforms, the average income of people living in China’s rural areas has gradually increased, and according to the National Bureau of Statistics of China, the per capita net income of rural residents increased 10.9% in 2010. Based on this increase in average income, we believe that such area has significant growth potential, and it does not appear that many of the urban chains have expanded into the rural communities.

We believe that there are several reasons for the potential development of rural consumer electronics and appliances markets.

According to information published by China Economic News dated December 9, 2010, the central government has increased the income of the rural population by reducing the amount of tax paid by farmers. We believe that the increased income of consumers living in rural areas combined with continuing improvements in the rural power network, rural transportation, and rural communication make the rural market extremely favorable for home appliances and electronics.

Second, the Chinese government has initiated a rural home appliance and electronics rebate program, called the “Rural Consumer Electronics” plan. The plan provides that the maximum sales price of electronics is fixed at a price which is usually equal to the market price of the same products in urban areas, but allows rural consumers to receive a 13% rebate from the government on their purchases of electronics.

Third, the current consumer electronics and appliances markets in big PRC cities like Beijing, Shanghai, and Shenzhen are already saturated by electronics stores, which results in limited margins. While we have some competitors in the rural markets, we believe that the retail chains that exist in larger cities have not established any significant name recognition in the rural markets.  Therefore, we believe that such stores’ success in larger cities will not necessarily result in success in the rural areas where we operate.  We believe that significant opportunity remains due to the increased per capita income of rural residents.

Our Growth Strategies

•
Develop New Exclusive Franchise Stores. We plan to develop additional exclusive franchise stores and intend to have at least 600 exclusive franchise stores in service by the end of 2011.  We plan for more than 20% of such stores to be located in Henan and Hubei provinces. By developing new exclusive franchise stores, we believe that the delivery and service quality of such stores will be enhanced due to the proximity of such stores to our distribution centers.

•
Develop New Company-Owned Stores. We plan to open 6-7 company-owned stores in Lu’an City with at least one store located in each major county of Lu’an, including Shucheng, Huoshan, Huoqiu and Jinzhai. A 1000-square-meter shopping mall is scheduled to be established in Lu’an City in mid 2011.

•	Develop New Non-Exclusive Stores. We plan to develop commercial relationships with additional non-exclusive stores in order to have a total of 1,000 non-exclusive stores in service by the end of 2011.

•
Partnering with well-known electric appliance manufactures. We will negotiate with well-known brands in order to act as a wholesaler of these brands. We currently sell Samsung washing machines and are negotiating an agreement with Samsung to sell refrigerators, air conditioners and video-related Samsung

•
Developing LED Wholesale and Manufacturing Business. In the future, we plan to develop our own facility to manufacture LED products under the Guoying brand name.  We are currently negotiating with other major electric appliance manufactures for sales of their products.  We also plan to enter into an exclusive sales agency agreement for LED electronic lighting products with Shandong Huangming Solar Power Sales Co. (“Shandong Huangming”) in the Lu An area in 2011.

•
Maintaining Relationships with OEM Manufacturers. We intend to maintain a favorable relationship with Pengbai, the manufacturer of our Guoying brand refrigerators, so that we will be able to increase the number of refrigerators that we order in order to expand our private label refrigerator business in the future.

We anticipate funding our growth strategy from our working capital and below is a summary of approximately how much we anticipate spending in order to achieve our growth strategies:

Growth Strategies	Approximate Expenditures	Timing

Develop new exclusive franchise stores	$0.6 million	Ongoing

Develop new company-owned stores	$3.4 million	Ongoing

Develop new non-exclusive stores	$1.7 million	Ongoing

Develop additional OEM contracts	$2.8 million	Ongoing

Develop LED manufacturing business	$8 million	Construction completed by 12/31/11 Commence manufacturing by 7/31/12

Raw Materials and Suppliers

Approximately 95% of the cost of sales is the purchase price of products.

Our principal suppliers of merchandise in 2010, in terms of cost to us, were:

Name of Supplier	Type of Products
Shandong Huangming Solar Power Sales Co.	Huangming Solar Power
Jiangsu Huayang Solar Power Sales Co.	Huayang Solar Power
Ynagzhou Huiyin Co.,Ltd.	SONY LCD

Our principal suppliers of merchandise in 2009, in terms of cost to us, were:

Name of Supplier	Type of Products
Shangdong Huangming Solar Power Sales Co.	Solar Heaters
Jiangshu Huayang Solar Power Sales Co.	Solar Heaters
Hier Hefei Ririshun Sales Co.	Small Appliances

We receive all of our merchandise from our suppliers, which are often the manufacturers, through deliveries to our two warehouses located within Lu’an city.

Marketing, Sales, and Distribution

We have a staff of 27 employees who take orders and provide customer service to each exclusive franchise store and non-exclusive store in assigned geographical areas. We advertise in many ways, including using television advertisements, advertisements on buses and walls, fliers distributed on the streets by our promotion personnel and general promotions, including discounts. We base our advertising on our analysis of the market and our competitors. Under contracts we have with our suppliers, our suppliers are responsible for the costs of all discounts and promotions.

Customers and Pricing

Our customer strategy is to offer products to the rural market where there is less competition.

Our customers pay different prices for our products depending on where they live.

●
In general, most of the products sold in the franchise stores are under the regulation of the national “Rural Consumer Electronics” plan.   The plan provides that the maximum sales price of electronics is fixed at a price which is usually equal to the market price of the same products in urban areas.  The plan allows rural consumers to receive a 13% rebate from the government on their purchases of electronics.

●	Some of the products sold by our company-owned stores to the residents in Lu’an city are sold at the market price for urban areas.

Most customers pay for their purchases in cash.

In recent years, the pricing of our merchandise has changed as the price charged by our vendors has changed. For example, due to inflation in recent years, the market price of consumer electronics and appliances has risen  Due to the Rural Consumer Electronics Plan, our rural customers are not affected by such inflation as greatly as urban customers.  However, the selling prices of some older models of products have decreased since such models are being discontinued.

Employees

As of May 3, 2011, Guoying had 47 full-time employees, including 15 management and supervisory personnel, 27 sales and marketing personnel and 5 after sale support personnel.

Seasonality

Approximately 30% of our sales of products are made in the first quarter, because the Chinese Spring Festival, the traditional shopping time, is during the first quarter. The fourth quarter is our second busiest season.

Competition

We believe our main competitor is Guosheng Electronic (“Guosheng”), which is a state-owned enterprise in Anhui Province.  Guosheng is the third biggest retailer of consumer electronics and appliances in Anhui Province and runs several franchise stores in small cities and towns.  Guosheng also has stores in Lu’an city.

Compared to Guosheng, our competitive disadvantages are:

●	Funding. We need more capital than larger wholesalers in order to expand. As a state-owned enterprise, it is easier for Guosheng to obtain bank loans.

●	Exclusive Representative Rights. Currently we are smaller than Guosheng and it is easier for Guosheng to be the exclusive representative of certain major brands because it is larger.

●	Brand Recognition. As a smaller wholesaler, we need to invest more in advertising in order to make our brand as competitive as larger wholesalers such as Guosheng.

Compared to Guosheng, our competitive advantages are:

●
Rural Market.  We have relationships with hundreds of exclusive franchise stores and non-exclusive stores in rural markets, which are markets that have a high potential volume of sales, but which markets are ignored by the big retail chain stores.

●
Flexibility. We make deliveries quickly and consistently. After receiving an order, we are able to deliver products within 2 hours to stores within or close to Lu’an city. Large state-owned retail stores, such as Guosheng, typically take 2-3 days to deliver products after the receipt of orders.

●	Sales Networking. We have 27 sales persons visiting the exclusive franchise stores and non-exclusive stores each week, which allows us to maintain good relationships with the stores.

Intellectual Property

Mr. Hailong Liu, our CEO, owns the following trademarks:

(i)	Trademark Registration No:	5307764
	Owned Trademark:	GUOYING(国鹰)
	Clarification No:	11
	Term:	May 7, 2009 to May 6, 2019
	Issued by:	Trademark Office, State Administration for Industry and Commerce

(ii)	Trademark Registration No:	5307765
	Owned Trademark:	GUOYING(国鹰)
	Clarification No:	7
	Term:	April 28, 2009 to April 27 2019
	Issued by:	Trademark Office, State Administration for Industry and Commerce

By written agreement, Mr. Liu has granted Guoying  the right to use the trademarks from January 1, 2008 to December 31, 2012 at no cost to us.

Regulation

We are subject to a wide range of regulations covering every aspect of our business. The most significant of these regulations are set forth below.  Management believes it is in material compliance with applicable regulations.

Chain Stores Management

In March 1997, the Domestic Trade Ministry issued and enforced the Standard Opinions on the Operation and Management of Chain Stores (the “Opinions”), to regulate and administrate the forms, management models, composition, business area and other requirements of chain stores. The Opinions discuss three forms of chain stores: regular chain, franchise chain and voluntary chain. The Opinions stipulate that franchise chain and voluntary chain stores must execute relevant cooperation contracts including certain clauses including but not limited to licensed use of trademarks, product quality management, centralized purchase and sales promotion policies.

In May 1997, the State Administration of Industry and Commerce issued the Circular of the Relevant Issues for the Administration of Registration of Chain Stores, which provides the conditions for the establishment of chain stores and branches, the procedures and documents for application for registration with the administration of industry and commerce, and the names of chain stores, to regulate registration issues relating to chain stores.

Regulations relating to consumer protection

On October 31, 1993, the Standing Committee of the National People's Congress issued and enforced the Law on the Protection of the Rights and Interests of Consumers, or the Consumer Protection Law, revised in 2009. The State Administration of Industry and Commerce also issued the notice regarding Handling of Acts of Infringement of Rights of Consumers or the Notice in March 2004. Under the Consumer Protection Law and the Notice, a business operator providing a commodity or service to a consumer shall first undertake certain responsibilities of the manufacturers relating to products. These liabilities include restoring the consumer’s reputation, eliminating the adverse effects suffered by the consumer, and offering an apology and compensation for any losses incurred. The following penalties may also be imposed upon business operators for the infraction of these obligations: issuance of a warning, confiscation of any illegal income, imposition of a fine, an order to cease business operation, revocation of its business license or imposition of criminal liabilities under circumstances that are specified in laws and statutory regulations.

Regulations on commercial franchising

On May 1, 2007, the State Council issued and enforced the Regulations for Administration of Commercial Franchising, to supervise and administrate the Franchise activities. The Regulations for Administration of Commercial Franchising were later supplemented by the Administrative Measures for Archival Filing of Commercial Franchise and the Administrative Measures for Information Disclosure of Commercial Franchise, both of which were issued by the Ministry of Commerce. Under these regulations, Franchisors are required to file franchise contracts with the Ministry of Commerce or its local counterparts; and franchise contracts shall include certain required provisions, such as terms, termination rights and payments. Franchisors are also required to satisfy certain requirements including, without limitation, having mature business models and the capacity to provide operation guidance, technical support and training to franchisees. Franchisors engaged in franchising activities without satisfying the above requirements may be subject to administrative penalties.

Regulations on trademarks

The State Council issued the PRC Trademark Law in 1982, revised in 2001, and the Implementation Regulation of the PRC Trademark Law in 2002, to protect the owners of registered trademarks and trade names. The Trademark Office handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office or its regional counterpart.

Home appliance sales on the rural market

On April 16, 2009, the Ministry of Commerce, the Ministry Of Finance, the Industry and Information Technology, National Development and Reform Committee, the Ministry of Environmental Protection, State Administration of Industry and Commerce and State Administration of Quality Supervision promulgated the Implementation Rules of Home Appliance Sales on the Rural Market, or the Implementation Rules to stimulate domestic demand and promote economic development. According to the Implementation Rules, the local government authority would make its decision concerning the qualification of home appliance selling enterprises based on the process of public bidding and tendering. Such enterprises shall satisfy certain requirements, including having measures on dispatching, price management, after-sale service and sales channels. Such enterprises are also required to file with the local commerce bureau for sale of home appliances and shall provide good service. The qualification of sales enterprises to sell home appliances in rural areas may be cancelled in the event of any serious violation of commitments or duties as set forth in the Implementation Rules.

DESCRIPTION OF PROPERTY

Set forth below is a table containing certain information concerning the location and area of each of our company-owned stores and warehouses and the terms under which such properties are leased.

Name	Area (Square Meters)	Location	Landlord	Lease Commencement Date	Term (years)	Rent per Year ($)
Foziling Road Warehouse	800	Foziling Road	Zongjun Gao	January 1, 2008	6 years and 11 months	9,882.35
Development Zone Warehouse	1437.50	Development Zone, East of Jing Er Road, North of Foziling Road	Benjun Zhang	April 1, 2010	1 year	20,294.12
Guangcai Big Market Lease Agreement	100	First Floor of Guangcai Big Market	Haibo Liu	October 30, 2008	3 years	20,882.35
Haomen Garden Lease Agreeement		Haomen Store operation site	Haibo Liu	June 1, 2007	3 years	10,000
Wangpai Warehouse	808	Wangpai Warehouse, Liufo Road	Haibo Liu	January, 2008	4 years and 11 months	950.59
Office Lease Building	375	No.166, No.266 and No.176 stores, Building 3, Longgang Road, Liu’an City	Taidong Han	September 1, 2007	10 years	11647.06

We believe that the foregoing properties are adequate for our present needs.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Hailong Liu	39	Chairman, President, CEO and CFO

Haibo Liu	36	Director and Vice President

Hailong Liu became our Chairman, President, CEO and CFO on July 15, 2010. Mr. Liu has been the CEO of Lu’an Guoying Electronic Sales Co., Ltd. since May 2007. From 2004 to 2007, Mr. Liu was the general manager of Guoying (Formerly named as Lu’an Dongshen Electronic Sales Co., Ltd.). From 2001 to 2003, Mr. Liu was the general manager of Lu’an Xianglong Electronic Sales Co., Ltd. From 1997 to 2001, Mr. Liu was the associate manager of Operation Department of Lu’an Xianglong Electronic Sales. From 1994 to 1996, Mr.Liu was the manager of Nanjing Branch of Shanghai Kaili Company. From 1990 to 1994, Mr. Liu was the manager of Shenzhen Branch of Shanghai Kaili Company. Hailong Liu and Haibo Liu are brothers.  Mr. Liu got his Executive MBA Degree on Marketing and Sales from Beijing University in 2005.  He is currently studying for his Ph.D. degree in economics at Tsinghua University in China.

Haibo Liu became our Director and Vice President on July 15, 2010. Mr.Liu has been the general manager of sales of Lu’an Guoying Electronic Sales Co., Ltd. since September 2007. From January 2004 to September 2007, Mr. Liu was the shareholder and general manager of Guoying. From 2000 to 2003, Mr. Liu was the general manager of Lu’an Shengtang Sales Co., Ltd. From 1992 to 1999, Mr. Liu established Lu’an Haifeng Sales Operation Department.  Haibo Liu and Hailong Liu are brothers. Mr. Liu has been enrolled as a part-time student in Shenzhen Jucheng Business School since October 2007, majoring in marketing and sales.

Employment Agreements

We have not entered into employment agreements with any of our officers or other key employees.

Compensation of Officers and Directors

Our former executive officers did not receive any compensation.  Our current executive officers do not receive any compensation for serving as executive officers for China Electronics; however, they are compensated by and through Guoying.  The following table sets forth information concerning cash and non-cash compensation paid by Guoying to our named executive officers for 2010 and 2009, respectively.  None of our executive officers received compensation in excess of $100,000 for either of those two years.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hailong Liu,	12/31/2010	$48,530							$48,530
Chairman, President, CEO and CFO	12/31/2009	$44,118	—	—	—	—	—	—	$44,118
Haibo Liu,	12/31/2010	$32,835							$32,835
Vice President	12/31/2009	$29,850	—	—	—	—	—	—	$29,850
Ryan Cravey	12/31/2010	$—	—	—	—	—	—	—	$—
Former CEO, CFO, Secretary, Treasurer, and Director	12/31/2009	$—	—	—	—	—	—	—	$—
Husni Hassadiyeh	12/31/2010	$—	—	—	—	—	—	—	$—
Former President, CEO, Principal Executive Officer, and Director	12/31/2009	$—	—	—	—	—	—	—	$—
Inbar Kuta	12/31/2010	$—	—	—	—	—	—	—	$—
Former Secretary, Treasurer, CFO, Principal Financial Officer and Principal Accounting Officer	12/31/2009	$—	—	—	—	—	—	—	$—

The Company does not have any equity compensation plans.  The Company does not currently pay any compensation to its non-officer directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CONTROL PERSONS;
CORPORATE GOVERNANCE

Transactions with related persons

On July 9, 2010, Hailong Liu (the “Grantee”), our Chairman, President, Chief Executive Officer and Chief Financial Officer, entered into a Call Option Agreement with Sherry Li (the “Grantor”), the holder of 11,556,288 shares of our Common Stock.  Under the Call Option Agreement, the Grantee shall have right and option to acquire up to all of such 11,556,288 shares held by the Grantor over the course of two years in installments upon achievement of certain performance milestones by the Company. Pursuant to the terms of the Call Option Agreement, Mr. Liu received 5,778,144 shares in August 2010.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market.

Board Composition and Committees

Our board of directors is currently composed of two members, Hailong Liu and Haibo Liu.

We currently do not have standing audit, nominating or compensation committees.  Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees.  We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable.  We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board of directors is an audit committee financial expert.  Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Code of Ethics

Our board of directors will adopt a new code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The new code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such material legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of May 5, 2011 (i) by each person who is known by us to beneficially own more than 5% of our Common Stock; (ii) by each of the officers and directors of the Company and (iii) by all of officers and directors of the Company as a group.

Address of Beneficial Owner (1)	Positions with the Company	Title of Class	Amount and Nature of Beneficial Ownership (2)	Percent of Class (2)
Officers and Directors
Hailong Liu (3)(4)(5)	Chairman, CEO, President and CFO	Common Stock, $0.0001 par value	11,556,288	68.9%
Haibo Liu	Director and Vice President	Common Stock, $0.0001 par value	0	0
All officers and directors as a group (2 persons named above)		Common Stock, $0.0001 par value	11,556,288	68.9%
5% Securities Holders
Sherry Li (3)(4) 87 Dennis Street, Garden City Park NY 11040		Common Stock, $0.0001 par value	11,556,288	68.9%

Professional Capital Partners, Ltd. (6) 1400 Old Country Road Suite 206, Westbury NY 11590		Common Stock, $0.0001 par value	1,463,750	8.7%

(1)  Unless otherwise provided, the address of each person is Building 3, Binhe District, Longhe East Road, Lu’an City, Anhui Province, PRC 237000.

(2)   Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC” or the “Commission”) and generally includes voting or investment power with respect to securities. The percent of class has also been determined in accordance with rules of the Commission. For purposes of computing such percentage, as of May 5, 2011, there were 16,775,113 shares of our Common Stock outstanding.

(3)  Hailong Liu is the Voting Trustee under a Voting Trust Agreement dated as of July 9, 2010 between Sherry Li and Hailong Liu pursuant to which Hailong has the right to vote an aggregate of 11,556,288 shares of Common Stock which were issued to Sherry Li.

(4) Pursuant to that certain Call Option Agreement between Ms. Sherry Li and Hailong Liu, Hailong Liu has been granted an option, subject to the satisfaction of certain conditions, to purchase from Ms. Li over the course of approximately 2 years for $0.0001 per share, up to 11,556,288 shares of our Common Stock held by Ms. Li. The conditions and the percentage of the total number of shares subject to the option that would vest upon satisfaction of the condition are as follows:

•	Filing of a Quarterly Report on Form 10-Q with SEC following the execution of the Share Exchange Agreement – 50%

•	2 years after the filing of Form 10-Q – 50%

The first condition was satisfied on August 23, 2010 and 5,778,144 shares have been assigned to Mr. Liu. The second condition will be satisfied on August 23, 2012.

(5)  Under a Stock Option Agreement dated as of July 9, 2010, Hailong Liu has granted to American Capital Partners, LLC an option to purchase an aggregate of  757,576 shares of Common Stock at an exercise price of $2.64 per share. The option becomes exercisable in two installments of 378,788 shares each, the first installment of which is exercisable from October 9, 2010 to April 8, 2011 and the second installment of which is exercisable from April 9, 2011 to October 8, 2011.  To date, no options have been exercised under the Stock Option Agreement.

(6)  Includes 1,000,000 shares issuable upon exercise of currently exercisable warrants.

Changes in Control

Except for the Call Option Agreement described in footnote (4) to the table contained in the section of this prospectus entitled “Security Ownership of Certain Beneficial Owners and Management,” there are currently no arrangements that may result in a change in control of the Company.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the Selling Stockholders of shares of our Common Stock held by and/or issuable to the Selling Stockholders identified in the table below.

During the period from July 15, 2010 to August 17, 2010 we entered into and consummated the Purchase Agreement with certain of the Selling Stockholders, pursuant to which we issued to certain of the Selling Stockholders for aggregate gross proceeds of $5,251,548  (a) an aggregate of 1,989,211 shares of our Common Stock, (b) Series C Warrants to purchase an aggregate of 499,403 shares of  Common Stock for $3.70 per share and (c) Series D Warrants to purchase an aggregate of 499,403 shares of Common Stock for $4.75 per share.

All of the Selling Stockholders are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

The table set forth below lists the names of the Selling Stockholders as well as the number of shares of Common Stock which are being offered by the Selling Stockholders hereby.  None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.  None of the Selling Stockholders has or has had within the past three years any position, office, or other material relationship with the Company or any of its predecessors or affiliates.

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of its shares at any time.

Name of Selling Stockholder	Total Number and Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1) (2)			Maximum Number of Shares to be Sold	Total Number and Percentage of Shares Beneficially Owned After All of the Shares Registered in the Offering Are Sold(2)(3)
Chestnut Ridge Partners, LP (4)	170,454	(5)	1.0%	66,528	103,926	*
Silver Rock II Limited (6)	428,571	(7)	2.7%	250,908	177,663	1.1%
The Bosphorous Group, Inc. (8)	85,731	(9)	*	50,191	35,540	*
Jayhawk Private Equity Fund II, L.P. (10)	342,858	(11)	2.0%	200,727	142,131	*
Professional Capital Partners, Ltd. (12)	1,463,750	(13)	8.7%	856,956	606,794	3.5%
John Baldwin	28,410	(14)	*	11,088	17,322	*
DNST Properties, LLC (15)	56,820	(16)	*	22,177	34,643	*
The Burke Family Trust (17)	143,533	(18)	*	72,943	70,590	*
SEL Private Trust Co. FAO JM Smucker Co. Master Trust (19)	284,094	(20)	1.7%	110,882	173,212	1.0%
Coronado Capital Partners LP (21)	85,230	(22)	*	33,265	51,965	*
Lazy Bear, LLC (23)	22,728	(24)	*	8,871	13,857	*
Lee Bear I, LLC (25)	71,022	(26)	*	27,720	43,302	*
Joseph R. Lee	198,864	(27)	1.2	77,617	121,247	*
Chris Clayton	34,092	(28)	*	13,306	20,786	*
Bear Marsh, LLC (29)	14,202	(30)	*	5,543	8,659	*
Harry Unger Jr.	12,000	(31)	*	4,684	7,316	*
Denise Scarpelli	12,000	(32)	*	4,684	7,316	*
Thomas H. Burke	60,000	(33)	*	23,418	36,582	*
RBC Capital Markets, Custodian for Bruce R. Schafer IRA (34)	16,800	(35)	*	6,557	10,243	*

Randall M. Toig Family Posterity Trust (36)	90,000	(37)	*	35,127	54,873	*
Arthur A. Mitchell, Jr.	12,000	(38)	*	4,684	7,316	*
Scott Sammis	30,000	(39)	*	11,709	18,291	*
Craig Sherlock	60,000	(40)	*	23,418	36,582	*
Frank P. Cutrone	30,000	(41)	*	11,709	18,291	*
John W. Trone	60,000	(42)	*	23,418	36,582	*
Gregory T. Jones	24,000	(43)	*	9,367	14,633	*
Randy Hyland	15,000	(44)	*	5,855	9,145	*
John J. DiLorenzo	12,000	(45)	*	4,684	7,316	*
Norman J. Ferenz	6,000	(46)	*	2,342	3,658	*
Barry A. Morguelan	30,000	(47)	*	11,709	18,291	*
William M. Rogers	6,000	(48)	*	2,342	3,658	*
Mark L. Bumler	30,000	(49)	*	11,709	18,291	*
Stanley & Suzanne Dorf	12,000	(50)	*	4,684	7,316	*
Susan Hardesty	6,000	(51)	*	2,342	3,658	*
Lawrence R. Clarke, M.D.	15,000	(52)	*	5,855	9,145	*
Thomas Scott Deal	24,000	(53)	*	9,367	14,633	*
George Eilers Living Trust (54)	30,000	(55)	*	11,709	18,291	*
Joseph Tolliver	18,000	(56)	*	7,025	10,975	*
Jan Dauer	6,000	(57)	*	2,342	3,658	*
Dean N. Browning	18,000	(58)	*	7,025	10,975	*
Larry & Diane Zimmerman	12,000	(59)	*	4,684	7,316	*
Steven Hribar	60,000	(60)	*	23,418	36,582	*
Frank Krawiecki Profit Sharing Plan (61)	60,000	(62)	*	23,418	36,582	*
A. Sam Coury	15,000	(63)	*	5,855	9,145	*
Miles Blacksberg	30,000	(64)	*	11,709	18,291	*
Henry & Trisha Ihnfeldt	12,000	(65)	*	4,684	7,316	*
John M. Grenfell	15,000	(66)	*	5,855	9,145	*
David Sutherlan	6,000	(67)	*	2,342	3,658	*
Matt Kinchen	12,000	(68)	*	4,684	7,316	*
Arthur Goldstein	15,000	(69)	*	5,855	9,145	*
Barney Evangelista	6,000	(70)	*	2,342	3,658	*
Ron Dilks	30,000	(71)	*	11,709	18,291	*
Anthony R. Bartolo	12,000	(72)	*	4,684	7,316	*
Phil & Denise Fortuna	15,000	(73)	*	5,855	9,145	*
Atlas Tubular LP (74)	30,000	(75)	*	11,709	18,291	*
Jeffrey Webster	6,000	(76)	*	2,342	3,658	*
Wade M. Harris and Tracy L. Harris JTWROS	60,000	(77)	*	23,418	36,582	*
Daniel W. Gottlieb	60,000	(78)	*	23,418	36,582	*
David L. Erickson	6,000	(79)	*	2,342	3,658	*
Bill Campbell and Edda Campbell JTWROS	18,000	(80)	*	7,025	10,975	*
Daniel & Deborah Gibson	30,000	(81)	*	11,709	18,291	*
James J. Roberts	12,000	(82)	*	4,684	7,316	*

Walter French	6,000	(83)	*	2,342	3,658	*
LJW Partnership (84)	18,000	(85)	*	7,025	10,975	*
John S. Harris	18,000	(86)	*	7,025	10,975	*
William Lurie	25,200	(87)	*	13,583	11,617	*
David J. Beyer	18,000	(88)	*	7,025	10,975	*
James E. Mattutat	6,000	(89)	*	2,342	3,658	*
Neil T. Gutekunst	21,600	(90)	*	8,431	13,169	*
Dale Cripps	30,000	(91)	*	11,709	18,291	*
Troy Stubbs	144,000	(92)	*	56,203	87,797	*
Steven Stubbs	31,800	(93)	*	6,206	25,594	*
Vincent Cafici	6,000	(94)	*	2,342	3,658	*
Paul Sipple	6,000	(95)	*	2,342	3,658	*
Andrew Pace	6,000	(96)	*	2,342	3,658	*
Bhajan Singh	6,000	(97)	*	2,342	3,658	*
Byron D. Winans	6,000	(98)	*	2,342	3,658	*
Charles Landrum	6,000	(99)	*	2,342	3,658	*
Dean Krutty	6,000	(100)	*	2,342	3,658	*
Derek Polk	18,000	(101)	*	7,025	10,975	*
Garry Blandford	18,000	(102)	*	7,025	10,975	*
Gary L. Olshansky and Jeanie H. Olshansky JTWROS	6,000	(103)	*	2,342	3,658	*
Giuseppe Surace	6,000	(104)	*	2,342	3,658	*
Greg Kromminga	30,000	(105)	*	11,709	18,291	*
Howard R. Adrian and Debora J. Adrian JTWROS	6,000	(106)	*	2,342	3,658	*
Howard Reinsch	12,000	(107)	*	4,684	7,316	*
ISSC Management (108)	9,000	(109)	*	3,513	5,487	*
James A. Quesenberry	12,000	(110)	*	4,684	7,316	*
Jeffrey & Tessa Fitzgerald	18,000	(111)	*	7,025	10,975	*
Jeffrey Jutras	5,682	(112)	*	2,218	3,464	*
Jerry D. Daugherty	6,000	(113)	*	2,342	3,658	*
Jonathan Belding	12,000	(114)	*	4,684	7,316	*
Kevin Bell	6,000	(115)	*	2,342	3,658	*
Larry V. Coleman	6,000	(116)	*	2,342	3,658	*
Mark G. Mann	60,000	(117)	*	23,418	36,582	*
Mark Timmerman	18,000	(118)	*	7,025	10,975	*
Michael E. Miner	15,000	(119)	*	5,855	9,145	*
Michael Kearns	12,000	(120)	*	4,684	7,316	*
Patrick O’Keefe	6,000	(121)	*	2,342	3,658	*
Phillip Gendelman	6,000	(122)	*	2,342	3,658	*
Phillip Larue	6,000	(123)	*	2,342	3,658	*
Raymond Oakley	6,000	(124)	*	2,342	3,658	*
Richmond Capital LP (125)	60,000	(126)	*	23,418	36,582	*
Robert Oetter	18,000	(127)	*	7,025	10,975	*
Robert S. & Diana Moskowitz	30,000	(128)	*	11,709	18,291	*
Stephen Bircher	12,000	(129)	*	4,684	7,316	*
Thomas Leslie	6,000	(130)	*	2,342	3,658	*
Todd Guest	6,000	(131)	*	2,342	3,658	*
Troy Palmer	12,000	(132)	*	4,684	7,316	*
Wan Xuesheng, Inc.	533,539		3.2%	312,362	221,177	1.3%
Jin Hai Fu, Inc.	500,000		3.0%	292,726	207,274	1.2%
China Financial Services	393,039		2.3%	230,106	162,933	1.0%
Maxsun Investment	25,000		*	14,636	10,364	*

* Less than 1%

(1) As of May 5, 2011, there were 16,775,113 shares of our Common Stock outstanding. Under applicable Commission rules, a person is deemed to beneficially own securities which he has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security, and also is deemed to be the “beneficial owner” of a security with regard to which he directly or indirectly has or shares (a) voting power (which includes the power to vote or direct the voting of the security), or (b) investment power (which includes the power to dispose, or direct the disposition, of the security), in each case irrespective of the person’s economic interest in the security. Each Selling Stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such Selling Stockholder, except as otherwise indicated in the table.

(2) In determining the percent of Common Stock beneficially owned by a Selling Stockholder on May 5, 2011, (a) the numerator is the number of shares of Common Stock beneficially owned by such Selling Stockholder, including shares the beneficial ownership of which may be acquired within 60 days through the conversion of convertible securities and the exercise of warrants, if any, held by that Selling Stockholder, and (b) the denominator is the sum of (i) the 16,775,113 shares of Common Stock outstanding on May 5, 2011, and (ii) the aggregate number of shares of Common Stock that may be acquired by such Selling Stockholder within 60 days upon the conversion of convertible securities and the exercise of warrants held by the Selling Stockholder.

(3) Assumes the sale of all shares offered by the Selling Stockholders.

(4) Kenneth Pasternak has the voting and investment power as the managing member of Chestnut Ridge Capital, LLC, the General Partner of Chestnut Ridge Partners, LP.

(5) Includes 28,409 shares of Common Stock which may be issued upon exercise of Series C Warrants and 28,409 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(6) Ezzat Jallad has the voting and investment power over Silver Rock II Limited.

(7)  Includes 142,857 shares of Common Stock which may be issued upon exercise of Series A Warrants and 142,857 shares of Common Stock which may be issued upon exercise of Series B Warrants.

(8)  Daniel J. McClory has the voting and investment power over all of the shares held by The Bosphorous Group, Inc.

(9)  Includes 28,571 shares of Common Stock which may be issued upon exercise of Series A Warrants and 28,571 shares of Common Stock which may be issued upon exercise of Series B Warrants.

(10) Kent McCarthy controls Jayhawk Private Equity, LLC, the general partner of Jayhawk Private Equity GP II, LP, which has the voting and investment power as the general partner of Jayhawk Private Equity Fund II, L.P.

(11)  Includes 114,286 shares of Common Stock which may be issued upon exercise of Series A Warrants and 114,286 shares of Common Stock which may be issued upon exercise of Series B Warrants.

(12) Greg Goldberg has the voting and investment power over Professional Capital Partners, Ltd.

(13)  Includes 1,000,000 shares of Common Stock which may be issued upon exercise of Series E Warrants.

(14)  Includes 4,735 shares of Common Stock which may be issued upon exercise of Series C Warrants and 4,735 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(15)  David Aufrecht has the voting and investment power as President of Directional Managing Co., which is the manger of DNST Properties, LLC.

(16)  Includes 9,470 shares of Common Stock which may be issued upon exercise of Series C Warrants and 9,470 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(17)  Peter Burke, as the settlor and trustee, has the voting and investment power over Burke Family Trust.

(18)  Includes 28,571 shares of Common Stock which may be issued upon exercise of Series A Warrants, 28,571 shares of Common Stock which may be issued upon exercise of Series B Warrants, 9,470 shares of Common Stock which may be issued upon exercise of Series C Warrants and 9,470 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(19)  Zach Easton has the voting and investment power over SEL Private Trust Co. FAO JM Smucker Co. Master Trust.

(20)  Includes 47,349 shares of Common Stock which may be issued upon exercise of Series C Warrants and 47,349 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(21)  Zach Easton has the voting and investment power over Coronado Capital Partners LP.

(22)  Includes 14,205 shares of Common Stock which may be issued upon exercise of Series C Warrants and 14,205 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(23) Scott B. Gann controls Oso Capital, whichhas the voting and investment power over Lazy Bear, LLC.

(24)  Includes 3,788 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,788 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(25)  Scott B. Gann controls Oso Capital, a member of Lazy Bear, LLC, which has the voting and investment power over Lee Bear I, LLC.

(26)  Includes 11,837 shares of Common Stock which may be issued upon exercise of Series C Warrants and 11,837 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(27)  Includes 33,144 shares of Common Stock which may be issued upon exercise of Series C Warrants and 33,144 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(28)  Includes 5,682 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,682 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(29) Kevin Marsh has the voting and investment power over Bear Marsh, LLC.

(30)  Includes 2,367 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,367 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(31)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(32)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(33)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(34)  Bruce R. Schafer has the voting and investment power over all of the shares held by RBC Capital Markets as Custodian for Bruce R. Schafer IRA.

(35)  Includes 2,800 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,800 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(36)  Randall M Toig has the voting and investment power over Randall M Toig Family Posterity Trust.

(37)  Includes 15,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 15,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(38)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(39)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(40)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(41)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(42)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(43)  Includes 4,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 4,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(44)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(45)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(46)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(47)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(48)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(49)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(50)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(51)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(52)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(53)  Includes 4,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 4,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(54)  George C. Eilers Sr. has the voting and investment power over George Eilers Living Trust.

(55)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(56)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(57)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(58)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(59)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(60)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(61)  Frank Krawiecki has the voting and investment power over the Frank Krawiecki Profit Sharing Plan.

(62)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(63)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(64)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(65)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(66)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(67)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(68)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(69)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(70)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(71)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(72)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(73)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(74)  John J Hubbard has the voting and investment power over all of the shares held by Atlas Tubular LP.

(75)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(76)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(77)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(78)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(79)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(80)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(81)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(82)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(83)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(84)  Bob Lucas has the voting and investment power over LJW Partnership.

(85)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(86)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(87)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(88)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(89)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(90)  Includes 3,600 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,600 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(91)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(92)  Includes 24,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 24,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(93)  Includes 10,600 shares of Common Stock which may be issued upon exercise of Series C Warrants and 10,600 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(94)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(95)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(96)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(97)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(98)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(99)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(100)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(101)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(102)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(103)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(104)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(105)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(106)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(107)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(108) Carl Nelson has the voting and investment power as the President, Chairman and CEO of ISSC Management.

(109)  Includes 1,500 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,500 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(110)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(111)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(112)  Includes 947 shares of Common Stock which may be issued upon exercise of Series C Warrants and 947 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(113)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(114)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(115)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(116)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(117)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(118)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(119)  Includes 2,500 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,500 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(120)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(121)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(122)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(123)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(124)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(125)  David Kass has the voting and investment power as the Managing Member of DBK LLC and the General Partner of Richmond Capital LP.

(126)  Includes 10,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 10,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(127)  Includes 3,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 3,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(128)  Includes 5,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 5,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(129)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(130)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(131)  Includes 1,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 1,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

(132)  Includes 2,000 shares of Common Stock which may be issued upon exercise of Series C Warrants and 2,000 shares of Common Stock which may be issued upon exercise of Series D Warrants.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of Common Stock, with a par value of $0.0001 per share, and 50,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of May 5, 2011, there were 16,775,113 shares of our Common Stock issued and outstanding and no shares of our Preferred Stock outstanding.  Our shares of Common Stock are held by 123 stockholders of record.

Common Stock

Our Common Stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our Common Stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our Common Stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our Common Stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

Our board of directors is authorized by our Articles of Incorporation to issue the authorized shares of our preferred stock in one or more series. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series;

2.	The dividend rate on the shares of that series, the conditions and time upon which such dividends shall be payable, and whether dividends will be cumulative or non-cumulative;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our Articles of Incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of Common Stock. For example, preferred stock issued by us may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

Dividend Policy

We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Common Stock Purchase Warrants

During the period from July 15, 2010 to August 17, 2010 we issued three -year warrants to purchase our Common Stock at various exercise prices as set forth below:

Title of Warrant	Exercise Price	Total Number of Shares of Common Stock Subject to Issuance Upon Exercise
Series A	$2.19	314,285
Series B	$2.63	314,285
Series C	$3.70	499,403
Series D	$4.75	499,403
Series F	$1.75	31,429
Series F	$2.64	198,921
Series G	$2.64	50,000

On July 13, 2010 we also issued a five-year Series E Warrant to purchase an aggregate of 1,000,000 shares of Common Stock at $.25 per share.

All of the above warrants contain the following provisions:

Cashless Exercise.  Subject to certain exceptions, the holders may make a cashless exercise if a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Warrants is not in effect on February 13, 2011.

Maximum Exercise; 9.9% Limitation. The holder is not permitted to exercise the warrant to the extent that on the date of exercise the exercise would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock on such date.

Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc. The exercise price of the warrants and the number of shares of common stock issuable on exercise of the warrants will be appropriately adjusted to reflect any stock dividend, stock split, stock distribution, combination of shares, reverse split, reclassification, recapitalization or other similar event affecting the number of outstanding shares.

Adjustment for Reorganization, Consolidation, Merger, Etc. If we merge or consolidate with or into any other person, or are a party to certain other corporate reorganizations, then, in each case, the holder of the warrant (on exercise at any time after the consummation of such transaction) will be entitled to receive, the stock and other securities and property (including cash) which the holder would have been entitled to receive if the holder had exercised the warrant immediately prior to the effectiveness of the transaction.

Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock.

Convertible Securities

We  have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our Articles of Incorporation and By-laws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s capital stock is Empire Stock Transfer, Inc., 1859 Whitney Mesa Drive, Henderson, Nevada 89014 and its main telephone number is 702-818-5898.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 5, 2011, there were issued and outstanding (i) 16,775,113  shares of our Common Stock and (ii) warrants to purchase an aggregate of 2,903,528 shares of our Common Stock.  We currently have obligation to register for resale by the holders thereof an aggregate of the 2,623,178 shares of our Common Stock issuable upon exercise of warrants.  We are not required to register 280,350 shares of Common Stock issuable upon exercise of the Series F and Series G warrants at this time.

Shares Covered by this Prospectus

All of the 3,421,510 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

Under Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months is entitled to sell its securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the reporting requirements under the Exchange Act for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months, but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 167,751 shares immediately after this offering; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of certain material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of the Common Stock purchased by the investor pursuant to this offering. As used in this discussion, “we”, “our” and “us” refers to China Electronics Holdings, Inc. This discussion assumes that an investor will hold each share of our Common Stock issued and purchased pursuant to this offering as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our common stock through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of Distributions

A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our Common Stock. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any dividend paid to a non-U.S. holder with respect to shares of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80 percent of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:

•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

MATERIAL PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our Common Stock following the consummation of this offering.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Our management is substantially based in the PRC and expected to be based in the PRC in the future, although two of our executive officers and one of our directors are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that we are a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends we receive would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. However, since it is not anticipated that we would receive dividends or generate other income in the near future, we are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We will consult with the PRC tax authorities and make any necessary tax payment if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a resident enterprise under the EIT Law, and if we were to have income in the future.

Dividends From PRC Operating Companies

If we are not treated as resident enterprises under the EIT Law, then dividends that we receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We are a holding company and substantially all of our income may be derived from dividends. Thus, if we are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us are considered income sourced within the PRC, such dividends received may be subject to the income tax described in the foregoing paragraph.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. As indicated above, however, we are not expected to be paid any dividends in the near future. We will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, we were to be paid any dividends and we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our Common Stock, or gain non-resident investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of the offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of this offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving the PRC.

PLAN OF DISTRIBUTION

The Selling Stockholders identified in this prospectus may offer and sell up to an aggregate of 3,421,510 shares of our Common Stock. The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•    on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•    in the over-the-counter market;
•    in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•    through the writing of options, whether such options are listed on an options exchange or otherwise;
•    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•    an exchange distribution in accordance with the rules of the applicable exchange;
•    privately negotiated transactions;
•    short sales;
•    sales pursuant to Rule 144;
•    broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share; and
•    a combination of any such methods of sale.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement of which this prospectus is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We have agreed to pay all expenses of the registration of the shares of common stock including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Katten Muchin Rosenman LLP, New York, New York.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Kabani & Company, Inc., an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

  We changed our independent registered public accounting firm effective September 29, 2010 from GBH CPAs, PC (“GBH”) to Kabani & Company, Inc. (“Kabani”). Information regarding the change in the independent registered public accounting firm was disclosed in our Current Report on Form 8-K filed with the Commission on October 4, 2010.  There were no disagreements with GBH, or any reportable events requiring disclosure under Item 304(b) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 (File No. 333-169968) under the Securities Act, as amended, with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The registration statement and any other material we may file with the Commission may be read and copied at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (HTTP://WWW.SEC.GOV) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission such as us.

We file periodic reports (Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) with the Commission. We are not required to file proxy statements or information statements with the Commission or to deliver an annual report to security holders and we do not undertake to voluntarily send annual reports to our security holders.

 You may read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These Commission filings are also available to the public from commercial document retrieval services.

PART I - FINANCIAL INFORMATION

Item 1.   Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

China Electronics Holdings, Inc. and Subsidiaries

We have audited the accompanying balance sheets of China Electronics Holdings, Inc. and Subsidiaries  as of December 31, 2010 and 2009, and the related statements of income, stockholders' equity, and cash flows for the two years period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Electronics Holdings, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the two years period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California
April 14, 2011

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

	DECEMBER 31,
	2010	2009
Assets
Current assets :-
Cash and cash equivalents	$1,226,101	$64,736
Restricted Cash	75,850	-
Trade accounts receivable, net	3,274,616	6,295,375
Due from Related Parties	63,866	-
Advances to suppliers	993,941	-
Inventories, net	1,396,585	992,090
Total current assets	7,030,959	7,352,201

Property and equipment, net	42,709	11,733

Other receivables - Long term	9,217,013	12,831,849

Advances for land	21,459,193	-

Total assets	$37,749,874	$20,195,783

Liabilities and Stockholders' Equity
Current liabilities :
Accounts payable and accrued expenses	$283,385	$1,925,722
Customer deposit	1,926,811	1,333,091
Dividend payable	-	10,915,576
Total current liabilities	2,210,196	14,174,389

Stockholders' equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2010 and December 31, 2009	-	-
Common stock, $0.0001 par value; 150,000,000 shares authorized; 16,775,113 shares and 13,785,902 issued and outstanding as of December 31, 2010 and December 31, 2009, respectively	1,678	1,379
Additional paid in capital	15,341,710	135,721
Retained earnings	15,996,480	4,216,433
Statutary reserve	2,434,146	978,777
Accumulated other comprehensive income	1,765,664	689,084
Total stockholders' equity	35,539,678	6,021,394

Total liabilities and stockholders' equity	$37,749,874	$20,195,783

The accompanying notes are an integral part of this consolidated statement.

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS AND COMPREHENSIVE INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Net revenue from exclusive franchise stores	$35,106,879	$29,358,234
Net revenue from non-exclusive franchise stores	44,576,322	17,589,402
Net revenue from company owned stores	34,488,245	723,745
Net Revenue	114,171,446	47,671,381

Cost of goods sold from exclusive franchise stores	29,182,505	23,427,871
Cost of goods sold from non-exclusive franchise stores	37,053,955	13,800,013
Cost of goods sold from company-owned stores	28,674,320	538,585
Cost of goods sold	94,910,780	37,766,469

Gross profit	19,260,667	9,904,912

Operating expenses:
Selling expense	4,041,199	47,838
General and administrative expenses	3,770,521	109,747
Total Operating Expenses	7,811,720	157,585

Net operating income	11,448,947	9,747,327

Other income (expense):
Financial expense	2,908	-
Other expense	(46,510)	(1,953)
Other income	1,834,144	(47)
Total other income (expense)	1,790,543	(2,000)

Net income before income taxes	13,239,490	9,745,327

Income taxes	4,073	2,083

Net income	13,235,416	9,743,245

Foreign currency translation adjustment	1,076,580	5,981

Comprehensive income	$14,311,997	$9,749,226

Earnings per share - basic	$1.23	$0.71

Earnings per share - diluted	$1.09	$0.71

Basic weighted average shares outstanding	10,717,191	13,785,902

Diluted weighted average shares outstanding	12,184,288	13,785,902

The accompanying notes are an integral part of this consolidated statement.

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

			Additional	Retained Earnings		Accumulated Other	Total Stockholders'
	Common Stock		Paid In		Statutory	Comprehensive	Equity
	Number	Amount	Capital	Unrestricted	Reserve	Income	(deficit)
Balance: December 31, 2008	13,785,902	$1,379	$135,621	$(4,552,488)	$4,452	$683,103	$-3,727,832

Net income	-	-	-	9,743,245		-	9,743,245

Allocation to statutory reserve	-	-	-	(974,324)	974,324	-	-

Foreign currency translation adjustment	-	-	-	-	-	5,981	5,981

Balance: December 31, 2009	13,785,902	1,379	135,721	4,216,433	978,777	689,084	6,021,393

Recapitalization due to reverse merger	999,911	100	136,543	-	-	-	136,643

Cancellation of dividend payable to shareholders	-	-	10,915,576	-	-	-	10,915,576

Share issuance for cash	1,989,220	199	4,153,870	-	-	-	4,154,069

Net income	-	-	-	13,235,416	-	-	13,235,416

Allocation to statutory reserve	-	-	-	(1,455,369)	1,455,369	-	-

Foreign currency translation adjustment	-	-	-	-	-	1,076,580	1,076,580

Balance: December 31, 2010	16,775,113	$1,678	$15,341,710	$15,996,480	$2,434,146	$1,765,664	$35,539,678

The accompanying notes are an integral part of this consolidated statement.

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	DECEMBER 31,
	2010	2009
Net income	$13,235,416	$9,743,245
Adjustments to reconcile net income to net cash provided by (used in) operations:
Bad debt expenses	2,065,683	-
Depreciation	10,409	10,463
Cancellation of Bonus payable	(1,834,144)
Changes in operating liabilities and assets:
Trade accounts receivable	691,967	(5,152,389)
Advances	(969,043)	-
Inventories	(394,398)	1,561,874
Other receivables	3,950,681	(7,032,882)
Trade accounts payable	397,232	(401,323)
Customer deposit	(1,995,548)	1,257,679
Accrued expenses	2,717,704	10,084
Net cash provided by (used in) operating activities	17,875,958	(3,249)

Cash flows from investing activities:		-
Property, plant, and equipment additions	(38,208)	(4,692)
Restricted cash	(73,950)	-
Advances for land	(20,883,480)	-
cash received in reverse acquisition	136,643	-
Net cash used in investing activities	(20,858,995)	(4,692)

Cash flows from financing activities
Share issued for cash	4,154,069	-
Related party receivable	(62,266)	-
Net cash provided by financing activities	4,091,803	-

Effect of rate changes on cash	52,599	39,076

Increase in cash and cash equivalents	1,161,365	31,135
Cash and cash equivalents, beginning of period	64,736	33,600
Cash and cash equivalents, end of period	$1,226,101	$64,736

Supplemental disclosures of cash flow information:
Interest paid in cash	$2,908	$2,778
Income taxes paid in cash	$4,073	$2,083
Cancellation of dividend payable from liability to additional paid in capital	$10,915,576	$-

The accompanying notes are an integral part of this consolidated statement.

CHINA ELECTRONICS HOLDINGS, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

1.	Nature of Operations

China Electronics Holdings, Inc (the “Company”, “We”, “Our”, “Us”), Formerly named Buyonate, Inc., was incorporated in the State of Nevada on July 9, 2007 to engage in developing user-friendly/child friendly interactive digital software for children between the ages of 5 to 12 years old. The Company was in the development stage through December 31, 2008. The year 2009 is the first year during which the Company is considered an operating company and is no longer in the development stage.

China Electronic Holdings, Inc (“CEH Delaware” ) was organized on November 15, 2007, as a Delaware corporation. Prior to February 10, 2010, CEH Delaware was a development stage company attempting to manufacture and sell carbon and graphite electrodes and planning to manufacture and sell electronic products in the Peoples’ Republic of China (PRC) through its own stores and through franchise stores.

Lu’an Guoying Electronic Sales Co., Ltd., a PRC corporation, (“Guoying”) was established on January 4, 2002 with share capital of RMB 1,000,000 (approximately $137,100). Guoying sells electronic products in the PRC through its company-owned stores, exclusive franchise stores and non-exclusive stores.

We entered into a Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”) with CEH Delaware and certain stockholders and warrant holders of CEH Delaware (the “CEH Delaware Stockholders”).  Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 CEH Delaware Stockholders transferred 100% of the outstanding shares of common stock and preferred stock and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902   newly issued shares of our Common Stock and warrants to purchase an aggregate of 1,628,570 shares of our Common Stock. The shares of our common stock acquired by the CEH Delaware Stockholders in such transactions constitute approximately 86% of our issued and outstanding Common Stock giving effect to the share and warrant exchange and the sale of our Common Stock pursuant to the Subscription Agreement, but not including any outstanding purchase warrants to purchase shares of our common stock, including the warrants issued pursuant to the Subscription Agreement. In connection with the closing of the Share Exchange Agreement, CEH Delaware purchased from the former principal stockholder of Buyonate an aggregate of 4 million shares of our common stock and then agreed to the cancellation of such shares.

The Share Exchange resulted in (i) a change in our control with a shareholder of CEH Delaware owning approximately 72.5% of issued and outstanding shares of our common stock, (ii) CEH Delaware becoming our wholly-owned subsidiary, and (iii) appointment of certain nominees of the shareholder of CEH Delaware as our directors and officers and resignation of our sole director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

The exchange of shares between the Company and CEH Delaware has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of CEH Delaware obtained control of the Company.

On December 26, 2008, the shareholders of Guoying (accounting acquirer) entered into a share transfer agreement with CEH Delaware (legal acquirer) to transfer 40% of their shares of Guoying Electronic Group Co, Ltd. to CEH Delaware for a consideration of RMB 400,000 (approximately $60,000). The shareholders of Guoying also entered into another share transfer agreement with CEH Delaware in February 2010 to transfer the rest of their shares (60%) to CEH Delaware for a consideration of RMB 600,000. The amount of RMB 400,000 was paid in February 2010 by CEH Delaware. Simultaneously, CEH Delaware and Guoying also entered into an agreement to issue 13,213,268 shares to CEO of CEH Delaware. As of February 10, 2010, a call option agreement was entered between the CEO of the Company and Guoying original shareholders. The CEO agreed to give Guoying original shareholders the option to purchase the 13,213,268 shares. Effective February 10, 2010, Guoying merged into CEH Delaware with Guoying being the surviving entity. On February 10, 2010 the Company issued 13,213,268 shares of Common Stock pursuant to the acquisition agreement effective February 10, 2010. As a part of the acquisition, CEH Delaware cancelled 2,272,399 shares of its issued and outstanding stock owned by its shareholder.

The exchange of shares between Guoying and CEH Delaware has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Guoying obtained control of CEH Delaware. The CEO and the original shareholders entered into voting trust agreements on February 10, 2010, whereby the CEO has given all her voting rights to the original owners of Guoying. Accordingly, the acquisition of the two companies has been recorded as a recapitalization of the Company, with Guoying being treated as the continuing entity. The historical financial statements presented are those of Guoying.

As a result of the acquisition transaction described above the historical financial statements presented are those of Guoying, the operating entity.

When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Guoying on a consolidated basis unless the context suggests otherwise.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant inter-company transactions and accounts have been eliminated in the consolidation.  The functional currency is the Chinese Renminbi (“RMB”); however the accompanying financial statements have been translated and presented in United States Dollars (“USD”).

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Principles of Consolidation

The consolidated financial statements include the financial statements of the company, its wholly owned subsidiary CEH Delaware, and its wholly owned subsidiary Guoying. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. Deposits held in financial institutions in the PRC are not insured by any government entity or agency. The restricted cash of $75,850 represents amount deposited by the company against issuance of acceptance bill to its supplier.

Trade Accounts Receivable

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An allowance for doubtful accounts is established and determined based on management’s regular assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. These factors continuously change, and can have an impact on collections and the Company’s estimation process. These impacts may be material. Management reviews and maintains an allowance for doubtful accounts that reflects the management’s best estimate of potentially uncollectible trade receivables. Certain accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur. Allowance for doubtful debts amounted for accounts receivable to $2,065,683 and $0 as of December 31, 2010 and December 31, 2009, respectively.

Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Inventories consist of the following:

	December 31, 2010	December 31, 2009
Electronic products	$1,396,585	$992,090

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to manufacturing is reported in cost of revenues. Depreciation not related to manufacturing is reported in selling, general and administrative expenses. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Furniture and office equipment	5 years
Motor vehicles	10 years

Impairment of Long-Lived and Intangible Assets

Long-lived assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in FASB Codification (ASC) 360. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 2010, the Company expects these assets to be fully recoverable. No impairment of assets was recorded in the periods reported.

Revenue Recognition – Company Owned and Exclusive Franchises

The Company receives revenue from sale of electronic products. The Company's revenue recognition policies are in compliance with ASC 605 (previously Staff Accounting Bulletin 104). Sales revenue is recognized at the date of shipment to customers, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Our sales are covered by the manufacturers’ return and warranty policies and we receive a full reimbursement for costs associated with returns and warranty payments. Therefore, we do not estimate deductions or allowance for sales returns. The Company’s revenue from sales is presented as gross revenue. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer deposit. Customer deposits amounted to $1,926,811 and $1,333,091 as of December 31, 2010 and December 31, 2009, respectively.

Our products delivered to customers would be checked on site by customers and, once the products are accepted by customers, they will sign the acceptance notice. Rewards or incentives given to our customers are an adjustment of the selling prices of our products; therefore, the consideration is characterized as a reduction of revenue when recognized in our income statement.

The Company recognizes its revenues net of value-added taxes (“VAT”).   Currently, the Company is exempt from VAT by the PRC Government and hence, a fixed annual amount of approximately $1,200 cover  value added taxes.

Revenue Recognition – Non Exclusive Franchise Activities:

Revenues from franchised activities include area development and initial franchise fees (collectively referred to as “Non Exclusive Franchise fees”) received from non-exclusive franchise stores to establish new stores and royalties charged to franchisees based on a percentage of a franchised store’s sales. Initial franchise fees were not received from exclusive franchise stores. The Company does not charge franchise fees, continuing fees and/or royalties to our exclusive franchise stores or non-exclusive stores. Since January 1, 2009, the Company has not charged franchise fees, continuing fees and/or royalties to our non-exclusive stores.  The only revenues from our exclusive franchise stores are from the products that we sell to such stores as the exclusive distributor.  Franchise fees are accrued as an unearned franchise revenue liability when received and are recognized as revenue when the non exclusive franchised stores covered by the fees open, which is generally when we have fulfilled all significant obligations to the franchisee. Continuing fees and royalties are recognized in the period earned. Non Exclusive Franchise fees included in revenues were approximately $0 in the years ended December 31, 2010 and 2009, respectively.

For the years ended December 31, 2010 and 2009, no initial franchise fee revenue has been recognized prior to fulfilling all significant obligations to the franchisees.

Cost of Goods Sold

Cost of goods sold consists primarily of the costs of the products sold and freight in charges.

Selling, General and Administration Expenses

Selling, general and administrative expenses include costs incurred in connection with performing selling, general and administrative activities such as executives and administrative and sale employee salaries, related employee benefits, office supplies, advertising costs, and professional services.

Shipping and Handling Costs

ASC 605-45-20 “Shipping and Handling costs” establishes standards for the classification of shipping and handling costs. Any amounts not billed to a customer due to shipping and handling costs are classified as selling expenses on our Income Statement. The amounts billed to customers for shipping and handling costs are classified as revenues in accordance with ASC 605-45-20.  Shipping and handling costs for the years ended December 31, 2010 and 2009 were $ 1,817,653 and $1,464,424, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. However no advertising expenses were charged to operations for the years ended December 31, 2010 and 2009, respectively. Advertising costs of $570,917 and $192 are included in selling, general and administrative expense for the years ended December 31, 2010 and 2009, respectively.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at period-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation. At December 31, 2010 and 2009, the cumulative translation adjustment of $1,765,664 and $689,084, respectively, was classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. For the years ended December 31, 2010 and 2009, accumulated other comprehensive gain was $1,076,580 and $5,981, respectively.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 (formerly SFAS 109, “Accounting for Income Taxes.”) Under the asset and liability method as required by ASC 740 (formerly SFAS 109), deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under ASC 740, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. As of December 31, 2010 and 2009, the Company did not have any deferred tax assets or liabilities, and as such, no valuation allowances were recorded at December 31, 2010 and 2009.

ASC 740 (Formerly FIN 48) clarifies the accounting and disclosure for uncertain tax positions and prescribes a recognition threshold and measurement attribute for recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under ASC 740, evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

The Company’s operations are subject to income and transaction taxes in the United States and the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations, and as a result the ultimate amount of tax liability may be uncertain. However, the Company does not anticipate any events that would lead to changes to these uncertainties.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by the Company are limited by certain statutory regulations in the PRC. No dividends may be paid by the Company without first receiving prior approval from the Foreign Currency Exchange Management Bureau. However, no such restrictions exist with respect to loans and advances.

Financial Instruments

ASC 825 (formerly SFAS 107, “Disclosures about Fair Value of Financial Instruments”) defines financial instruments and requires disclosure of the fair value of those instruments. ASC 820 (formerly SFAS 157, “Fair Value Measurements”), adopted July 1, 2008, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables and payables, including short-term loans, qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels are defined as follows:

•	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The Company did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with ASC 820 (formerly SFAS 157).

Stock-Based Compensation

The Company records stock-based compensation expense pursuant to ASC 718 (formerly SFAS 123R, “Share Based Payment.”) The Company uses the Black-Scholes option pricing model which requires the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of the Company’s employee stock options, it is management’s opinion that the Black-Scholes option pricing model may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with ASC 718 using an option pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Stock-based compensation expense is recognized based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. ASC 718 (formerly SFAS 123R) requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

There was no stock based compensation for the years ended December 31, 2010 and 2009.

Basic and Diluted Earnings Per Share

The Company reports earnings per share in accordance with the provisions of ASC 260 (formerly SFAS No. 128, "Earnings Per Share.") ASC 260 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The following is a reconciliation of the basic and diluted earnings per share:

	For the year ended December 31,
	2010	2009
Net income for earnings per share	$13,235,416	$9,743,245

Weighted average shares used in basic computation	10,717,191	13,785,902

Diluted effect of warrants	1,467,097	-

Weighted average shares used in diluted computation	12,184,288	13,785,902

Earnings per share, basic	$1.23	$0.71

Earnings per share, diluted	$1.09	$0.71

Statement of Cash Flows

In accordance with FASB ASC 230 cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (SFAS 131), (ASC 250) “Disclosure about Segments of an Enterprise and Related Information” requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  SFAS 131(ASC 280) has no effect on the Company’s consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People’s Republic of China. All of the Company’s assets are located in People’s Republic of China.

Recent Accounting Pronouncements

In July 2010, the FASB issued an accounting update to provide guidance to enhance disclosures related to the credit quality of a company's financing receivables portfolio and the associated allowance for credit losses. Pursuant to this accounting update, a company is required to provide a greater level of disaggregated information about its allowance for credit loss with the objective of facilitating users' evaluation of the nature of credit risk inherent in the company's portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The revised disclosures as of the end of the reporting period are effective for the Company beginning in the second quarter of fiscal 2011, and the revised discourses related to activities during the reporting period are effective for the Company beginning in the third quarter of fiscal 2011. The Company is currently evaluating the impact of this accounting update on its financial disclosures.

In December 2010, the FASB issued amended guidance related to Business Combinations. The amendments affect any public entity that enters into business combinations that are material on an individual or aggregate basis. The amendments specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company will assess the impact of these amendments on its consolidated financial statements if and when an acquisition occurs.

In December 2010, the FASB issued amended guidance related to intangibles—goodwill and other. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company does not believe that this guidance will have a material impact on its consolidated financial statements.

The FASB has issued amended guidance for subsequent events. The amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC's literature. All of the amendments were effective upon issuance (February 24, 2010). The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

3.	Property, Plant and Equipment

Plant and equipment consist of the following:

	December 31, 2010	December 31, 2009
Vehicle	$38,426	$4,694
Furniture and office equipment	15,677	54,713
Total property, plant and equipment	54,103	59,407
Accumulated depreciation	(11,394)	(47,674)
Net property, plant and equipment	$42,709	$11,733

Depreciation expense included in selling, general and administrative expenses for the years ended December 31, 2010 and 2009 was $10,409 and $10,463, respectively.

4.	Other Receivables

As of December 31, 2010 and December 31, 2009, net other receivables amounted to $9,217,013 and $12,831,849, respectively. Other receivable mainly includes a loan to Shanghai Pengbai Electronic Co., Ltd. (“Pengbai”). The receivables are secured by assets of Pengbai, interest free, with payments due in four equal installments of approximately $2.9 million from October 2013 to October 2017.  The other receivable also includes receivable from Anhui JuNeng Investment Security Co,.Ltd and advances to stores. In March 2011, the Company received $2,154,140 from Pengbai and $1,972,100 from Anhui JuNeng Investment Security Co., Ltd as full repayment against loan receivables.

The allowances on the other accounts receivable are recorded when circumstances indicate collection is doubtful for particular accounts receivable.  The Company provides for allowances on a specific account basis. Certain other accounts receivable amounts are charged off against allowances after a designated period of collection efforts. Subsequent cash recoveries are recognized as income in the period when they occur.

The details of the other receivables are as follows:

	December 31, 2010	December 31, 2009
Advances to exclusive franchise stores	$22,429	$1,241,142
Advances to non-exclusive franchise stores	5,068,344	9,259,610
Loan to Shanghai Pengbai	2,154,140	2,080,300
Loan to Anhui JuNeng Investment Security Co,.Ltd	1,972,100	-
Total	$9,217,013	$12,831,849

5.	Due From Related Parties

Due from related parties amounted to $63,866 as of December 31, 2010 and $0 as of December 31, 2009. Related party receivables are mainly travel expenses to CEO, interest free, unsecured, due in demand.

6.	Advances To Suppliers

Advances to suppliers amounted to $993,941 and $0 as of December 31, 2010 and 2009, respectively.

7.	Advances For Land

Advances for land amounted to $21,459,193 and $0 as of December 31, 2010 and 2009, respectively. Advance of $15,170,000 was paid to Pingqiao Industrial Park in Luan city, Anhui Province, China for acquiring land use rights. The company intends to construct a factory, research and development center and a commercial center on this land. Advance of $6,068,000 was paid to an unrelated party for acquiring land use rights. The company intends to build a warehouse and distribution center on this land. Advance for $221,193 was paid to an unrelated party for acquiring land use rights to be used for commercial purposes in future.

8.	Accounts payable And Accrued Expenses

Accounts payable and accrued expenses comprised the following as of December 31, 2010 and 2009:

	December 31,	December 31,
	2010	2009
Accounts payable	$615	$-
Accrued payroll	64,576	-
Accrued litigation	143,000	-
Bonus payable to employees	-	1,819,263
Other payable	75,194	106,459
	$283,385	$1,925,722

9.	Dividend Payable

Dividend payable amounted to $0 and $10,915,576 as of December 31, 2010 and 2009, respectively. On December 31, 2008, Guoying’s board approved a resolution that RMB 74,407,470 (approximately $10,915,576) will be allocated as dividend payable to shareholders, and RMB12,401,245 (approximately $1,819,263) will be allocated as welfare payable to employees. In May 2010, the Guoying board passed a board resolution cancelling the dividend declared in 2008. In June 2010, the original shareholders of Guoying and the employees of Guoying signed agreements waiving their rights to receive the dividends declared in 2008. Dividend payable to shareholders forgiven were reclassified as equity. Bonus payable to employees that was forgiven was recorded as Other Income.

10.	Shareholder’s Equity

On December 26, 2008, the shareholders of Guoying entered into a share transfer agreement with CEH Delaware to transfer 40% of their shares of Guoying Electronic Group Co, Ltd. to CEH Delaware for a consideration of RMB 400,000 (approximately $60,000). The shareholders of Guoying also entered into another share transfer agreement with CEH Delaware in February 2010 to transfer the rest of their shares (60%) to CEH Delaware for a consideration of RMB 600,000. CEH Delaware paid RMB 400,000 in February 2010. Simultaneously, CEH Delaware and Guoying also entered into an agreement to issue 13,213,268 shares to Guoying original shareholders. Effective February 10, 2010, Guoying became a wholly owned subsidiary of CEH Delaware. On February 10, 2010 the Company issued 13,213,268 shares of Common Stock pursuant to the acquisition made agreement effective February 10, 2010.

We entered into a Share Exchange Agreement, dated as of July 9, 2010 (the “Share Exchange Agreement”) with CEH Delaware and certain stockholders and warrant holders of CEH Delaware (the “CEH Delaware Stockholders”). Pursuant to the Share Exchange Agreement, on July 15, 2010, 10 CEH Delaware Stockholders transferred 100% of the outstanding shares of common stock and preferred stock and 100% of the warrants to purchase common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock and warrants to purchase an aggregate of 1,628,570 shares of our Common Stock. The shares of our common stock acquired by the CEH Delaware Stockholders in such transactions constitute approximately 86% of our issued and outstanding Common Stock giving effect to the share and warrant exchange and the sale of our Common Stock pursuant to the Subscription Agreement discussed below, but not including any outstanding purchase warrants to purchase shares of our common stock, including the warrants issued pursuant to the Subscription Agreement. In connection with the closing of the Share Exchange Agreement, CEH Delaware purchased from the former principal stockholder of Buyonate an aggregate of 4 million shares of our common stock and then agreed to the cancellation of such shares.

The Share Exchange resulted in (i) a change in our control with a shareholder of CEH Delaware owning approximately 72.5% of issued and outstanding shares of our common stock, (ii) CEH Delaware becoming our wholly-owned subsidiary, and (iii) appointment of certain nominees of the shareholder of CEH Delaware as our directors and officers and resignation of Mr. Ryan Cravey as our sole director, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

The exchange of shares between the Company and CEH Delaware has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of CEH Delaware obtained control of the Company.

Shares issued for cash

On July 15, 2010 we consummated a private placement to 27 investors for an aggregate gross purchase price of $3,278,397  ($10.56 per unit) of 310,454 units, each unit consisting of four shares of our Common Stock, par value $0.0001 per share (“Common Stock”), a three-year warrant to purchase one shares of our Common Stock for $3.70 per share and a three-year warrant to purchase one share of our Common Stock for $4.75 per share pursuant to a Subscription Agreement (the “Subscription Agreement”) with such investors (the “Private Placement”).

On July 26, 2010 we consummated a private placement to 68 accredited investors for an aggregate gross purchase price of $1,401,855 ($10.56 per unit) of 132,751 units, each unit consisting of four shares of our Common Stock, par value $0.0001 per share (“Stock”), a three-year warrant to purchase one shares of our Common Stock for $3.70 per share and a three-year warrant to purchase one share of our Common Stock for $4.75 per share pursuant to a Subscription Agreement (the “Subscription Agreement”) with such investors (the “Private Placement”).

On August 17, 2010 we consummated a private placement to 11 accredited investors for an aggregate gross purchase price of $571,296 ($10.56 per unit) of 54,100 units, each unit consisting of four shares of our Common Stock, par value $0.0001 per share (“Stock”), a three-year warrant to purchase one shares of our Common Stock for $3.70 per share and a three-year warrant to purchase one share of our Common Stock for $4.75 per share pursuant to a Subscription Agreement (the “Subscription Agreement”) with such investors (the “Private Placement”).

Professional expenses related to private placement are recorded in equity. Net proceeds of $4,154,069 were received and recorded as equity. In connection with the subscription, the Company issued to one placement agent series F warrants to purchase 31,429 shares of Common Stock exercisable for a period of five years at an exercise price of $1.75 per share and series F warrants to purchase 94,329 shares of Common Stock exercisable for a period of five years at an exercise price of $2.64 per share. The Company issued to the same placement agent 180,000 shares of Common Stock for the service provided purely relating to the equity financing. In connection with the subscription, the Company issued to one placement agent series E warrants to purchase 104,592 shares of Common Stock exercisable for a period of five years at an exercise price $2.64 per share.

Warrants

On July 9, 2010, in connection with the Share Exchange Agreement between the Company and CEH Delaware, the Company issued 314,285 series A warrants to CEH Delaware shareholders. The series A warrants carry an exercise price of $2.19 and a 3-year term. The Company also issued 314,285 series B warrants to CEH Delaware shareholders. The series B warrants carry an exercise price of $2.63 and a 3-year term. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 9, 2010, in connection with the Share Exchange Agreement between the Company and CEH Delaware, the Company issued 1,000,000 series E warrants with an exercise price of $0.25 and a 5-year term  to a professional who held warrants with CEH Delaware. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 9, 2010, in connection with the Share Purchase Agreement, the Company issued 499,403 series C warrants with an exercise price of $3.70 and a 3-year term to investors. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 9, 2010, in connection with the Share Purchase Agreement, the Company issued 499,403 series D warrants with an exercise price of $4.75 and a 3-year term to a professional who held warrants with CEH Delaware. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

On July 13, 2010, in connection with the Share Purchase Agreement, the Company issued to one placement agent series F warrants to purchase 31,429 shares of Common Stock exercisable for a period of five years at an exercise price of $1.75 per share and series F warrants to purchase 94,329 shares of Common Stock exercisable for a period of five years at an exercise price of $2.64 per share. In connection with the subscription, the Company issued to one placement agent series E warrants to purchase 104,592 shares of Common Stock exercisable for a period of five years at an exercise price $2.64 per share.

On July 9, 2010, in connection with share issuance, the Company issued 50,000 series G warrants with an exercise price of $2.64 and a 3-year term to a professional firm. The Warrants contain standard adjustment provisions upon stock dividend, stock split, stock combination, recapitalization, and a change of control transaction.

All the warrants meet the conditions for equity classification pursuant to FASB ASC 815 “Derivatives and Hedging” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.” Therefore, these warrants were classified as equity and accounted for as common stock issuance cost.

	Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price	Average Remaining Contractual Life	Intrinsic value
Outstanding, December 31, 2009	-	-	$-	-	$-
Granted	2,903,526	2,903,526	2.30	3.85	-
Forfeited	-	-	-	-	-
Exercised	-	-	-	-	-
Outstanding, December 31, 2010	2,903,526	2,903,526	$2.30	3.41	$-

Warrants referred to in the preceding paragraphs do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions:

December 31, 2010
Series A, B, C, D, G
Annual dividend yield	-
Expected life (years)	3.00
Risk-free interest rate	0.30%
Expected volatility	12%

December 31, 2010
Series E, F
Annual dividend yield	-
Expected life (years)	5.00
Risk-free interest rate	0.30%
Expected volatility	12%

11.	Statutory reserve fund

The laws and regulations of the PRC require that before a Sino-foreign cooperative joint venture enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the surplus reserve fund, the common welfare fund, and the enterprise fund. These statutory reserves represent restricted retained earnings.

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC’s accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.   The requirement to transfer 10% of net income applies to foreign-owned PRC domestic companies like Guoying.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the years ended December 31, 2010 and 2009, the Company transferred $1,455,369 and $974,325, respectively, to this reserve.  The amounts transferred into that account were at our discretion. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expand production and operations of the Company. No minimum contribution is required and the Company has not made any contribution to this fund. For the years ended December 31, 2010 and 2009, the Company transferred $0 and $0, respectively, to this reserve.

12.	Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes contributions to an employee welfare plan. The contributions to this employee welfare plan are not legally required and are made at our discretion. The total expense for the above plan was $14,869 and $0 for the years ended December 31, 2010 and 2009, respectively.  We made contributions of approximately $3,498 to the employee welfare plan in 2010 and made contributions of approximately $6,086 to the employee welfare plan in the first quarter of 2011.

13.	Income Tax

The Company is registered in the State of Nevada and has operations in primarily two tax jurisdictions – the People’s Republic of China and the United States. For operation in the US, the Company has incurred net accumulated operating losses for income tax purposes. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2010. Accordingly, the Company has no net deferred tax assets.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2010 and 2009:

	2010	2009

U.S. Statutory rates	34.00%	34.00%

Foreign income not recognized in USA	(34.00)	(34.00)

China income taxes	25.00	25.00

China income tax exemption	(25.00)	(25.00)

Total provision for income taxes	0.00%	0.00%

The provision for income taxes from continuing operations on income consists of the following for the years ended December 31, 2010 and 2009:

Years Ended December 31
	2010	2009
US current income tax expense (benefit)
Federal	$—	$—
State	$—	$—
PRC current income tax expense (benefit)	$—	$—
Total provision for income tax	$—	$—

United States of America

As of December 31, 2010, the Company in the United States had approximately $1,318,276 in net operating loss carry forwards available to offset future taxable income. Federal net operating losses can generally be carried forward 20 years. The deferred tax assets for the United States entities at December 31, 2010 consists mainly of net operating loss incurred in 2010 and were fully reserved as the management believes it is more likely than not that these assets will not be realized in the future.

The following table sets forth the significant components of the net deferred tax assets for operation in the US as of December 31, 2010 and December 31, 2009.

	As of December 31
	2010	2009
Net operation loss carry forward	$(1,318,276)	$—
Total deferred tax assets	435,031	—
Less: valuation allowance	(435,031)	—
Net deferred tax assets	—	—
Change in valuation allowance	$—	$—

People’s Republic of China (PRC)

Under the Income Tax Laws of the PRC, the Company’s subsidiaries are generally subject to an Enterprise Income Tax (EIT) at a standard rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. Currently, the Company is exempted from income tax by the PRC Government and is charged at a fixed annual amount of approximately $1,200 to cover all types of taxes including income taxes. The income tax expenses for the years ended December 31, 2010 and 2009 are $4,073 and $2,083, respectively. There were no significant book and tax basis differences.

14.	Concentration of Credit Risks and Uncertainties and Commitments and Contingencies

The Company’s practical operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Concentration of credit risk exists when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is material in relation to the Company’s total credit exposure.

For the year ended December 31, 2010, there is no major customer that individually comprised more than 10% of the Company’s total sales. For the year ended December 31, 2009, there is no major customer that each individually comprised more than 10% of the Company’s total sales.

There are three major vendors each accounting for over 10% of the Company’s total purchases for the year ended December 31, 2010, with Shangdong Huangming Solar Power Sales Co. accounting for 43%, Jiangsu Huayang Solar Power Sales Co. accounting for 17%, and Yangzhou Huiyin Ltd. accounting for12%. The payable to these three vendors as of December 31, 2010 was $0. There are three major vendors each accounting for over 10% of the Company’s total purchases for the year ended December 31, 2009, with Shangdong Huangming Solar Power Sales Co., accounting for 52.15%, Hier Hefei Ririshun Sales Co. accounting for 26.22%, and Jiangsu Huayang Solar Power Sales Co. accounting for 14.89% of the total purchases. The payable to these three vendors as of December 31, 2009 was $0.

The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents and short-term investments, denominated in the U.S. dollar. Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position of the Company.

Contingency:

The Company is in litigation with its prior attorney, who have sued the company for approximately $143,000 of unpaid legal fees. This amount has been accrued as of December 31, 2010 and is included inaccrued expenses.

Operating Leases

The Company leases various facilities under operating leases that terminate on various dates.

The Company incurred rent expenses of $55,308 and $33,376 for the years ended December 31, 2010 and 2009.

The lease expenses for the next five years after December 31, 2010 are as follows:

2011	$47,087
2012	22,727
2013	15,904
2014	11,714
2015	11,714
Thereafter	19,523
Total	$128,669

15.	China Electronics Holdings, Inc (Parent Company)

Under PRC regulations, the Company’s operating subsidiary, Guoying, may pay dividends only out of its accumulated profits, if any, determined in accordance with the accounting standards and regulations prevailing in the PRC (“PRC GAAP”). In addition, Guoying is required to set aside at least 10% of its accumulated profits each year, if any, to fund the statutory general reserve until the balance of the reserve reaches 50% of its registered capital. The statutory general reserve is not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses, if any, and may be converted into share capital by the issue of new shares to shareholders in proportion to their existing shareholdings, or by increasing the par value of the shares currently held by them, provided that the reserve balance after such issue is not less than 25% of the registered capital. Further, Guoying is also required to allocate 5% of the profit after tax, determined in accordance with PRC GAAP, to the statutory public welfare fund which is restricted to be used for capital expenditures for staff welfare facilities owned by the Company. The statutory public welfare fund is not available for distribution to equity owners (except in liquidation) and may not be transferred in the form of loans, advances, or cash dividends. As of December 31, 2010, an aggregate amount of $2,434,146 has been appropriated from retained earnings and set aside for statutory general reserve and public welfare fund, by Guoying.

As of December 31, 2010, the amount of restricted net assets of Guoying, which may not be transferred to the Company in the form of loans, advances or cash dividends by the subsidiaries without the consent of a third party, was approximately 90% of the Company’s consolidated net assets as discussed above. In addition, the current foreign exchange control policies applicable in the PRC also restrict the transfer of assets or dividends outside the PRC.

The following presents condensed unaudited unconsolidated financial information of the Parent Company only.

Condensed unaudited Balance Sheet as of December 31, 2010 and 2009

	2010	2009
Current assets	$3,775,718	$5,591

Current liabilities	$143,000	$12,185
Total stockholders' equity	3,632,718	(6,594)
Total liabilities and shareholders’ equity	$3,775,718	$5,591

Condensed unaudited Statements of Operations (For the years ended December 31, 2010 and 2009)

	2010	2009
Revenues	$-	$8,955
General and administrative expenses	521,351	15,562
Loss before equity in undistributed earnings of subsidiaries	(521,351)	(6,607)
Equity in earnings of subsidiaries	12,301,398	-
Net income (loss)	$11,780,047	$(6,607)

Condensed unaudited Statement of Cash Flows (For the year ended December 31, 2010 and 2009)

	2010	2009
Net Income (loss)	$13,235,416	$(6,607)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Equity in earnings of subsidiaries	(13,756,767)	-
Changes in operating liabilities and assets:
Trade accounts payable	(3,638,309)	8,935
Net cash provided by (used in) operating activities	(4,154,069)	2,328

Cash flows from financing activities
Share issued for cash	4,154,069	-
Related party receivable	-	3,250
Net cash provided by financing activities	4,154,069	3,250

Effect of rate changes on cash	-	-

Increase in cash and cash equivalents	(5,591)	5,578
Cash and cash equivalents, beginning of period	5,591	13
Cash and cash equivalents, end of period	$-	$5,591

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The expenses payable by us in connection with this offering are as follows:

Amount
Securities and Exchange Commission Registration fee		$1,711
Accountants’ fees and expenses	$		*
Legal fees and expenses	$		*
Blue Sky fees and expenses	$		*
Transfer Agent’s fees and expenses	$		*
Total Expenses	$		*

* To be included by amendment.

All expenses are estimated except for the Securities and Exchange Commission fee. None of the expenses from the offering will be borne by the selling stockholders.

Item 14.  Indemnification of Directors and Officers.

Nevada law allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf, and under certain circumstances to advance the expenses of such litigation upon securing their promise to repay us if it is ultimately determined that indemnification will not be allowed to an individual in that litigation.

Our By-laws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred in defending a civil or criminal action, suit or proceeding. The indemnification must be paid by us as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the By-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

On July 15, 2010, we consummated a Share Exchange Agreement with 10 stockholders and warrantholders of CEH Delaware (the “CEH Stockholders”) (the “Share Exchange Agreement”).  Pursuant to the Share Exchange Agreement, the CEH Stockholders transferred to us 100% of the outstanding shares of common stock of CEH Delaware and 100% of the warrants to purchase shares of common stock of CEH Delaware held by them, in exchange for an aggregate of 13,785,902 newly issued shares of our Common Stock  and warrants to purchase an aggregate of  1,628,572  shares of our Common Stock.  CEH Delaware’s outstanding Series A warrants were exchanged on a one-for-one basis for Series A warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.19 per share.  CEH Delaware’s outstanding Series B warrants were exchanged on a one-for-one basis for Series B warrants of the Company to purchase an aggregate of 314,285 shares of Common Stock, with an exercise price of $2.63 per share.  CEH Delaware’s outstanding $1.00 warrants were exchanged on a one-for-one basis for Series E warrants of the Company to purchase an aggregate of 1,000,000 shares of Common Stock, with an exercise price of $0.25 per share.

The shares of our Common Stock and warrants to purchase our Common Stock were issued in accordance with a safe harbor from the registration requirements of the Securities Act under Regulation S thereunder because they were issued to investors who were not U.S. Persons and the sale occurred outside of the U.S. or were issued pursuant to an exemption from the registration requirements of the Securities Act under Section 4(2) by virtue of compliance with the provisions of Regulation D under the Securities Act because all of the persons acquiring the securities were accredited investors and the securities were not offered or sold by means of general advertising or other general solicitation and a Form D pertaining to such transaction was filed with the Commission.

On July 15, 2010, July 26, 2010 and August 17, 2010, we also consummated Private Placements made pursuant to a Subscription Agreement dated as of July 9, 2010 (the “Purchase Agreement”) with 105 of the Selling Stockholders, pursuant to which we sold units (the “Units”) to such Selling Stockholders.  Each Unit consists of four shares of our Common Stock, a warrant to purchase one share of Common Stock at an exercise price of $3.70 per share (a “Series C Warrant”) and a warrant  to purchase one share of Common Stock at an exercise price of $4.75 per share (a “Series D Warrant”).  The aggregate gross proceeds for the sale of the Units was $5,251,548 and in such private placements, an aggregate of (a) 1,989,211 shares of our Common Stock, (b) Series C Warrants to purchase an aggregate of 499,403 shares of our Common Stock and (c) Series D Warrants to purchase an aggregate of 499,403 shares of our Common Stock was sold.

The shares of Common Stock, Series C Warrants and Series D Warrants were either issued in accordance with (i) a safe harbor from the registration requirements of the Securities Act under Regulation S because they were purchased by  investors who were not U.S. Persons and the sale occurred outside of the U.S. or (ii) an exemption from the registration requirements of the Securities Act under Section 4(2) by virtue of compliance with the provisions of Regulation D under the Securities Act.  Such exemption was available because all of the investors were accredited investors, the securities were not offered or sold by means of general advertising or other general solicitation and a Form D pertaining to such offering was filed with the Commission.

On August 17, 2010, in connection with the Private Placement, we issued to Hunter Wise Financial Group, LLC Series F warrants to purchase 31,429 shares of Common Stock at an exercise price of $1.75 per share and Series F warrants to purchase 94,329 shares of Common Stock at an exercise price of $2.64 per share. On August 17, 2010 in connection with the Private Placement, we issued to American Capital Partners Series F warrants to purchase 104,592 shares of Common Stock at an exercise price of $2.64 per share.  On July 9, 2010, the Company issued Series G warrants to purchase 50,000 shares of Common Stock with an exercise price of $2.64 to Guzov Ofsink, LLC, the Company’s prior counsel.  The Series F warrants were issued pursuant to the terms of advisory agreements between the Company and the placement agents.

The Series F warrants and Series G warrants were either issued in accordance with (i) a safe harbor from the registration requirements of the Securities Act under Regulation S because they were purchased by  investors who were not U.S. Persons and the sale occurred outside of the U.S. or (ii) an exemption from the registration requirements of the Securities Act under Section 4(2) by virtue of compliance with the provisions of Regulation D under the Securities Act.  Such exemption was available because all of the investors were accredited investors, the securities were not offered or sold by means of general advertising or other general solicitation and a Form D pertaining to such offering was filed with the Commission.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue ;

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lu’an, PRC on this 13th day of May, 2011.

CHINA ELECTRONICS HOLDINGS, INC.

By:	/s/ Hailong Liu
Hailong Liu Chief Executive Officer (Principal Executive Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Hailong Liu	May 13, 2011

Hailong Liu
Chief Executive Officer, Chairman, Chief Financial Officer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Haibo Liu	May 13, 2011

Haibo Liu, Vice President and Director

Exhibit Index

Number	Description

2.1
Share Exchange Agreement by and among China Electronics Holdings, Inc. (formerly, Buyonate, Inc.), China Electronic Holdings, Inc. and the CEH Stockholders dated as of July 9, 2010. Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on July 22, 2010 (the “July 2010 8-K”).

3.1	Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 333-152535) filed on July 25, 2008 (the “2008 S-1”).

3.2	By-laws of the Company. Incorporated by reference to Exhibit 3.2 to the 2008 S-1.

3.3	Amendment to the Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on August 9, 2010.

4.1
Subscription Agreement between among China Electronics Holdings, Inc. (formerly, Buyonate, Inc.) and certain investors, dated as of July 9, 2010. Incorporated by reference to Exhibit 4.1 to the July 2010 8-K.

4.2	Form of Warrant of China Electronics Holdings, Inc. (formerly, Buyonate, Inc.) issued on July 15, 2010. Incorporated by reference to Exhibit 4.2 to the July 2010 8-K.

4.3	Chairman Lock-up Agreement between China Electronics Holdings, Inc. (formerly, Buyonate, Inc.) and Hailong Liu, dated July 9, 2010. Incorporated by reference to Exhibit 4.3 to the July 2010 8-K.

4.4	Specimen of Common Stock certificate. Incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-1 (File No. 333-169968) filed on October 15, 2010.

5.1	Opinion of Katten Muchin Rosenman LLP.**

10.1	Call Option Agreement between Sherry Li and Hailong Liu, dated as July 9, 2010. Incorporated by reference to Exhibit 10.1 to the July 2010 8-K.

10.2	Voting Trust Agreement between Sherry Li and Hailong Liu, dated as July 9, 2010. Incorporated by reference to Exhibit 10.2 to the July 2010 8-K.

10.3	OEM Agreement between Lu’an Guoying Electronic Sales Co., Ltd. and Shanghai Pengbai Electronic Co., Ltd., dated July 2, 2010.**

10.4	Loan Agreement between Lu’an Guoying Electronic Sales Co., Ltd. and Shanghai Pengbai Electronic Co., Ltd., dated October 2, 2006.**

10.5
Investment Agreement between the Management Committee of Ping Bridge Industrial Park and Lu'an Guoying Electronic Sales Co., Ltd., dated October 28, 2010, and supplemental agreement, dated December 28, 2010.**

23.1	Consent of Kabani & Company, Inc. *

23.2	Consent of Katten Muchin Rosenman LLP (contained in Exhibit 5.1)**

*Filed herewith
**To be filed by subsequent amendment